UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☒	Preliminary Proxy Statement
☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PRIVATEBANCORP, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April __, 2008

Dear Stockholders:

You are invited to attend the 2008 Annual Meeting of Stockholders of PrivateBancorp, Inc., which will be held at The Standard Club, 320 South Plymouth Court, Chicago, Illinois 60604, on Thursday, May 22, 2008, at 3:00 p.m. local time.

The attached Notice of Annual Meeting of Stockholders and proxy statement describe the formal business to be conducted at the meeting.  Directors and officers of PrivateBancorp as well as representatives of Ernst & Young LLP, our independent public accountants, will be present at the meeting to respond to any questions that you may have regarding the business to be transacted.

The Board of Directors of PrivateBancorp has determined that the specific proposals to be considered at the meeting are in the best interests of the Company and its stockholders.  For the reasons set forth in the proxy statement, the Board unanimously recommends a vote “FOR” each of these proposals.

YOUR VOTE IS IMPORTANT.  Please sign and return the enclosed proxy card promptly in the postage-paid envelope.  Your cooperation is appreciated since a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business at the meeting.

On behalf of the Board of Directors and all the employees of The PrivateBank, I thank you for your continued support.

Sincerely,

Ralph B. Mandell
Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on May 22, 2008

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Stockholders of PrivateBancorp, Inc. will be held at The Standard Club, 320 South Plymouth Court, Chicago, Illinois 60604, on Thursday, May 22, 2008, at 3:00 p.m. local time.

The meeting is for the purpose of considering and voting upon the following matters:

1.	election of six Class I directors to hold office for a three-year term;

2.	approval of the PrivateBancorp, Inc. 2007 Long-Term Incentive Compensation Plan;

3.	approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 39 million to 89 million;

4.	ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008; and

5.	such other business as may properly come before the meeting, including whether or not to adjourn the meeting, and any adjournment of the meeting.

The Board of Directors has fixed March 26, 2008 as the record date for determining stockholders entitled to notice of, and to vote at, the meeting and at any adjournments thereof.  Only record holders of the Company’s common stock as of the close of business on the record date will be entitled to vote at the meeting.  In the event there are not sufficient shares represented for a quorum, the meeting may be adjourned in order to permit the Company to solicit additional proxies.  A list of stockholders entitled to vote at the meeting will be available for inspection at the Company’s offices located at 70 West Madison, Suite 900, Chicago, Illinois 60602, for a period of ten days prior to the meeting and will also be available at the meeting.

By order of the Board of Directors,

Christopher J. Zinski
General Counsel and Corporate Secretary
April __, 2008

PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED
PROXY CARD IN THE ENVELOPE PROVIDED

PROXY STATEMENT
FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, MAY 22, 2008

Solicitation and Voting of Proxies

These proxy materials are furnished in connection with the solicitation by the Board of Directors of PrivateBancorp, Inc. (the “Company”), a Delaware corporation, of proxies to be used at the Company’s 2008 Annual Meeting of Stockholders and at any adjournment of such meeting.  The meeting is scheduled to be held on May 22, 2008, at 3:00 p.m. local time, at The Standard Club, 320 South Plymouth Court, Chicago, Illinois 60604.  The Company anticipates first mailing this proxy statement, together with its 2007 Annual Report on Form 10-K, including audited consolidated financial statements for the fiscal year ended December 31, 2007, and a proxy card to record holders of the Company’s common stock on or about April __, 2008.

Stockholders are requested to vote by completing, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope.  Stockholders are urged to indicate their vote in the spaces provided on the proxy card.  Proxies solicited by the Board of Directors will be voted in accordance with the directions given by the stockholders on the proxy card.  When no instructions are indicated for any or all of the proposals, signed proxy cards will be voted FOR each of the proposals for which no instructions are given.

Participants in the Company’s Savings, Retirement & Employee Stock Ownership Plan (the “KSOP”) will receive one proxy card representing the total shares allocated to the participant’s account in the KSOP.  This proxy card will also serve as a voting instruction card for Delaware Charter Guarantee & Trust Company (the “Trustee”), the trustee of the KSOP, with respect to the shares held in the participants’ accounts.  A participant cannot direct the voting of shares allocated to the participant’s account in the KSOP unless the KSOP proxy card is signed and returned.  If proxy cards representing shares in the KSOP are not returned, those shares will be voted by the Trustee in the same proportion as the shares for which signed proxy cards are returned by the other participants in the KSOP.

Other than the matters listed in the attached Notice of Annual Meeting of Stockholders, the Board of Directors knows of no additional matters that will be presented for consideration at the meeting.  Execution of a proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the meeting and at any adjournments of the meeting, including whether or not to adjourn the meeting.

A proxy may be revoked at any time prior to its exercise by:  (1) filing a written notice of revocation with the Corporate Secretary of the Company; (2) delivering to the Company a duly executed proxy bearing a later date; or (3) attending the meeting and voting in person.  However, if you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from your record holder to vote personally at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 22, 2008

Our proxy statement and 2007 annual report to stockholders on Form 10-K are available at: www.edocumentview.com/PVTB.

If you have any questions or need assistance in submitting your proxy, voting your shares or need additional copies of this proxy statement or the enclosed proxy card, you should contact our proxy solicitation agent, Georgeson Inc., at:

Georgeson Inc.
199 Water Street
26th Floor
New York, NY  10038

Banks and brokerage firms, please call collect (212) 440-9800.  All other stockholders, please call toll-free (866) 729-6814.

Cost of Proxy Solicitation

The cost of solicitation of proxies on behalf of management will be borne by the Company.  In addition to the solicitation of proxies by mail, proxies may be solicited personally or by telephone by directors, officers and other employees of the Company and its subsidiaries.  The Company has retained Georgeson Inc. to assist in the solicitation of proxies for a fee of $15,000 and reimbursement of the firm’s out-of-pocket expenses.  The Company also will request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so.

Voting Securities and Stockholders Entitled to Vote

The Board of Directors has fixed the close of business on March 26, 2008, as the record date for determining stockholders entitled to notice of, and to vote at, the meeting.  On the record date, the Company had outstanding __________ shares of common stock and 1,428.074 shares of Series A Junior Nonvoting Preferred Stock.  Each outstanding share of common stock entitles the holder to one vote.  Holders of shares of preferred stock are not entitled to vote on any of the matters to be presented at the annual meeting.  The Company’s Amended and Restated By-laws state that a majority of the Company’s outstanding shares entitled to vote on a matter, present in person or represented by proxy, shall constitute a quorum for the consideration of such matters at any meeting of stockholders.  Abstentions and broker non-votes are counted as shares present for the purpose of determining whether the shares represented at the meeting constitute a quorum.  In the event that there are not sufficient votes to constitute a quorum, the meeting may be adjourned in order to permit the further solicitation of proxies.  Proxies received from stockholders in proper form will be voted at the meeting and, if specified, as directed by the stockholder.

As to the election of directors, the proxy card being provided by the Board of Directors enables a stockholder of record to vote “FOR” election of nominees proposed by the Board, or to “WITHHOLD” authority to vote “FOR” one or more of the nominees being proposed.  Directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which authority to vote for one or more of the nominees being proposed is withheld.

As to the approval of the 2007 Long-Term Incentive Compensation Plan (the “Plan”) under proposal 2, the proxy card enables a stockholder to check the appropriate box to vote “FOR” approval of the Plan; vote “AGAINST” approval of the Plan; or “ABSTAIN” from voting on the Plan.  Approval of the Plan requires the affirmative vote of a majority of the shares of the Company’s common stock present in person or represented by proxy and entitled to vote at the meeting.  Brokers who hold shares in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those shares as to this proposal absent specific instructions from their customers.  Proxies marked “ABSTAIN” as to this proposal will have the same effect as a vote cast “AGAINST” the Plan; however, broker non-votes will have no effect on the outcome of the approval of the Plan.

As to the approval of the amendment to the Company’s Amended and Restated Certificate of Incorporation under proposal 3, the proxy card enables a stockholder to check the appropriate box to vote “FOR” approval of the amendment; vote “AGAINST” approval of the amendment; or “ABSTAIN” from voting on the amendment.  Approval of the amendment requires the affirmative vote of the holders of a majority of the shares of the Company’s common stock outstanding and entitled to vote.  Brokers who hold shares in street name for customers who are the beneficial owners of such shares should be able to give a proxy to vote those shares as to this proposal absent specific instructions from their customers.  For this proposal, proxies marked “ABSTAIN” and broker non-votes will have the same effect as a vote cast “AGAINST” the amendment.

As to the ratification of the appointment of Ernst & Young as the Company’s independent registered accounting firm under proposal 4, the proxy card enables a stockholder to check the appropriate box to vote “FOR” ratification; vote “AGAINST” ratification; or “ABSTAIN” from voting on the proposal.  Approval of the proposal requires the affirmative vote of a majority of the shares of the Company’s common stock present in person or represented by proxy and entitled to vote at the meeting.  Brokers who hold shares in street name for customers who are the beneficial owners of such shares may give a proxy to vote those shares as to this proposal absent specific instructions from their customers.  Proxies marked “ABSTAIN” as to this proposal will have the effect of a vote AGAINST ratification, and broker non-votes will have no effect on the vote for ratification.

With respect to all other matters that may properly come before the meeting, unless otherwise required by law, our Amended and Restated Certificate of Incorporation or the rules of NASDAQ, such matters may be approved by the affirmative vote of the holders of a majority of the shares of the Company’s common stock present at the meeting, in person or by proxy, and entitled to vote.

Your vote is important.  Because many stockholders may not be able to personally attend the meeting, it is necessary that a large number be represented by proxy.  Prompt return of your proxy card in the postage-paid envelope provided is appreciated.

PROPOSAL 1.  ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of 18 members, divided into three classes, who are elected to hold office for staggered three-year terms as provided in the Company’s Amended and Restated By-laws.  There are six persons currently serving as Class I Directors whose terms will expire at the 2008 Annual Meeting.  The terms of the six persons currently serving as Class II Directors expire at the annual stockholder meeting to be held in 2009 and the terms of the six persons serving as Class III Directors expire at the annual stockholder meeting to be held in 2010.  Of the 18 current members of the Board, 13 directors have been determined by the Board to be “independent” within the meaning of the NASDAQ rules.

Of the six persons named below, all of whom are currently serving as directors, four are “independent.”  Each has been nominated by the Board upon the recommendation of the Nominating and Corporate Governance Committee for election as a Class I Director to serve for a term to end at the annual meeting of stockholders in the year 2011, or until his or her successor is elected and qualified.  All of the nominees have indicated a willingness to serve, and the Board of Directors has no reason to believe that any of the nominees will not be available for election.  However, if any nominee is not available for election, proxies may be voted for the election of such other person selected by the Board of Directors.  Proxies cannot be voted for a greater number of persons than the number of nominees for director named.  To be elected as a director, each nominee must receive the affirmative vote of a plurality of the shares present in person or represented by proxy and entitled to vote at the meeting.  Stockholders have no cumulative voting rights with respect to the election of directors.

The names, ages and certain background information of the director nominees and the persons continuing to serve on the Company’s Board of Directors are set forth below.

Nominees for Class I Directors To Serve Until 2011

William A. Castellano (66) has been a director since 1991.  Since 1996 he has been chairman and founder of Worknet, Inc. located in Naperville, Illinois.  Worknet provides computer network hosting, engineering and support services to businesses.  From 1995 to 2001 he was also the founder and Chairman of Workspace, a firm marketing office furniture to companies in the Chicago area.  Also he was the founder and CEO of Chrysler Systems Leasing from 1977 to 1991.

Patrick F. Daly (59) has been a director since July 2004.  He is the founder and chief executive officer of The Daly Group LLC, a Chicago-based group of companies focused on real estate development, brokerage and construction management services.

Cheryl Mayberry McKissack (52) has been a director since December 2003.  She is the founder, president and chief executive officer of NIA Enterprises, LLC, a Chicago-based research and marketing services firm.  Prior to founding NIA Enterprises in 2000, she served as worldwide senior vice president and general manager of Open Port Technology from 1997 to 2000.  Ms. McKissack currently serves on the board of directors of Deluxe Corporation (NYSE: DLX), a company that designs, manufactures and distributes printed checks.  She is also an adjunct Associate Professor of Entrepreneurship for the Kellogg School of Business at Northwestern University.

Ralph B. Mandell (67) is Chairman and co-founder of PrivateBancorp.  He has been a director since 1989, and is a director of each of the Company’s bank subsidiaries.  Mr. Mandell served as Chairman and Chief Executive Officer of PrivateBancorp and The PrivateBank and Trust Company (“The PrivateBank–Chicago”) since 1994 and assumed the additional title of President of both entities in March 1999, until November 2007 upon the recent succession of the Chief Executive Officer and President roles to Mr. Richman.  From inception until 1994, Mr. Mandell had the title of Co-Chairman.

Prior to starting The PrivateBank–Chicago and PrivateBancorp, Mr. Mandell was the chief operating officer of First United Financial Services, Inc., from 1985 to 1989, and served as its president from 1988 to 1989.  First United, a company that was traded on the NASDAQ National Market, was sold to First Chicago Corporation in 1987.  He also served as president of Oak Park Trust and Savings Bank, a subsidiary of First United, from 1985 until 1988.  Prior thereto, Mr. Mandell had served as executive vice president of Oak Park Trust and Savings Bank since 1979.

Edward W. Rabin, Jr. (61) has been a director since December 2003.  Mr. Rabin was president of Hyatt Hotels Corporation until his retirement in 2006.  Mr. Rabin is a director of WMS Industries (NYSE: WMS), Sally Beauty Holdings (NYSE: SBH) and Oneida Holdings Inc.

Larry D. Richman (55) has been a director since November 5, 2007, when he joined the Company as president and chief executive officer of PrivateBancorp, and chairman, president and chief executive officer of The PrivateBank – Chicago.  Mr. Richman was previously president and chief executive officer of LaSalle Bank N.A. and president of LaSalle Bank Midwest N.A., which was sold to Bank of America Corporation on October 1, 2007.  Mr. Richman began his career with American National Bank and joined Exchange National Bank in 1981, which merged with LaSalle Bank in 1990.  As a member of LaSalle’s executive leadership team, Mr. Richman played a key role in its growth from approximately $7 billion in total assets in 1990 to $120 billion in 2007.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH NOMINEE FOR CLASS I DIRECTOR.

Class II Directors Serving Until 2009

Donald L. Beal (61) has been a director since 1991.  He has been the owner of Kar-Don, Inc., commercially known as Arrow Lumber Company, located in Chicago, Illinois, since 1980.  Prior to that, Mr. Beal served as vice president of Hyde Park Bank & Trust with responsibilities including commercial lending and personal banking.  Mr. Beal is also the sole owner of Ashland Investment, Inc. and Cab Development, LLC, firms focused in real estate development.

William A. Goldstein (68) is the President of Lodestar Investment Counsel, LLC, an investment advisory firm acquired by PrivateBancorp in 2002, and a Managing Director of The PrivateBank–Chicago, and has over 40 years of experience in the investment industry.  Mr. Goldstein was appointed to the board of directors of The PrivateBank–Chicago in January 2003 and elected as a director of PrivateBancorp in April 2003.  Prior to founding Lodestar in 1989, he was a principal in the founding of Burton J. Vincent, Chesley & Co. where he served as executive vice president and director.  In 1983 the firm was acquired by Prescott, Ball & Turben (a subsidiary of Kemper Corporation).  There Mr. Goldstein was chairman and director of Prescott Asset Management and president of Selected Special Shares, a publicly traded mutual fund.

Richard C. Jensen (62) has been a director since January 2000, and has been a Managing Director of The PrivateBank–Chicago since November 1999.  He became Chairman, Chief Executive Officer and a Managing Director of The PrivateBank–St. Louis upon its receipt of its banking charter in June 2000.  From May 1998 until joining us, Mr. Jensen served as chairman and chief executive officer of Missouri Holding, Inc.  From March to May 1998, he served as president and chief executive officer of Royal Banks of Missouri.  For the previous 18 years, Mr. Jensen served in various executive positions with Bank of America and its predecessor, Boatmen’s Bank, in St. Louis.

John (Jay) B. Williams (56) has been a director since April 2004, and serves as Chief Operating Officer of the Company and Chairman and Chief Executive Officer of The PrivateBank–Wisconsin.  Prior to joining The PrivateBank, Mr. Williams was president of U.S. Bank Wisconsin from 2000 through

2003.  For the previous 31 years, Mr. Williams held various positions with U.S. Bank and its predecessors Firstar and First Wisconsin.

Alejandro Silva (60) has been a director since August 2005.  Mr. Silva is chairman of the board and chief executive officer of Evans Food Group, Ltd., one of the largest Hispanic-owned company in the Chicagoland area, with snack food plants located in Texas, Ohio, California, St. Louis, Missouri and Mexico.  Prior to acquiring Evans Food Group in 1985, Mr. Silva was operating manager and assistant plant manager of KIR Alimentos S.A. from 1972 to 1979.  In 1979, he began a venture—Alimentos Finos del Norte, S.A. in Saltillo, Mexico—which produced pork rinds at plants located in Mexico and Iowa.  Mr. Silva is a director of Walgreen Co. (NYSE: WAG) and a member of that company’s audit and nominating committees.

James C. Tyree (50) was appointed to the board of directors upon the closing of the Company’s $200 million private placement on December 11, 2007.  Mr. Tyree has spent his entire career with Mesirow Financial Holdings, Inc., a diversified financial services firm located in Chicago, joining the firm in 1980.  He was named president in 1990, chief executive officer in 1992 and became chairman and chief executive officer in 1994.  Mr. Tyree founded the firm’s private equity division and led Mesirow Financial’s expansion of its investment management, investment banking, investment services, consulting, insurance services and real estate businesses.

Class III Directors Serving Until 2010

Robert F. Coleman (63) has been a director since 1990.  He is a principal of Robert F. Coleman & Associates, a law firm located in Chicago, Illinois.  He concentrates his practice on business and professional litigation.

James M. Guyette (62) has been a director since 1990.  Since 1997, he has been president and chief executive officer of Rolls Royce North America, Inc.  Mr. Guyette served as executive vice president of UAL Corporation, the parent company of United Air Lines, Inc., from 1985 to 1995 when he retired after more than 28 years of employment with that company.  He is currently a director of Rolls-Royce North America Holdings, Inc., Rolls-Royce plc, International Aero Engines and Priceline.com (NASDAQ: PCLN).

Philip M. Kayman (66) has been a director since 1990.  Mr. Kayman is an attorney in private practice, concentrating in real estate law.  Mr. Kayman was a senior partner with the law firm of Neal, Gerber & Eisenberg, LLP in Chicago, Illinois from the firm’s founding in 1986 until June 2006, and was also formerly special counsel to Global Hyatt Corporation from June 2006 until 2007.

William J. Podl (63) has been a director since August 1999.  Mr. Podl was an organizer of Towne Square Financial Corporation, which was purchased by the Company in August 1999.  Mr. Podl founded Doran Scales, Inc., located in Batavia, Illinois, in 1976, and is currently chairman of that company.

Collin E. Roche (37) was appointed to the board of directors upon the closing of the Company’s $200 million private placement on December 11, 2007.  He has been a principal of GTCR Golder Rauner, LLC (“GTCR”) since 1996 and currently is head of its investment committee.  Prior to joining GTCR, Mr. Roche was an investment banker with EVEREN Securities, Inc. and Goldman Sachs & Co.  Mr. Roche is a director of numerous private companies as well as public companies VeriFone (NYSE: PAY) and Syniverse (NYSE: SVR).

William R. Rybak (57) has been a director since December 2003.  Mr. Rybak retired from VanKampen Investments, Inc. in 2000, where he served as executive vice president and chief financial officer since 1986.  Mr. Rybak was previously a partner with the accounting firm of KPMG LLP

(formerly Peat, Marwick, Mitchell & Co.) since 1982, and is a certified public accountant.  Mr. Rybak is currently a member of the board of directors of Howe Barnes Hoefer & Arnett, Inc., an investment services firm located in Chicago, and a member of the board of trustees of Jackson National Life Funds and the Calamos Mutual Funds, and Chairman of the Board of Trustees of Lewis University.  Mr. Rybak previously served as a director of Alliance Bancorp, Inc. and its predecessor, Hinsdale Financial Corp., from 1986 until 2001.

CORPORATE GOVERNANCE

Director Independence

In addition to the transactions disclosed under the section captioned “Transactions With Related Persons” below, in making its determination regarding director independence, the Nominating and Corporate Governance Committee as well as the full Board of Directors consider any other material relationships each of our directors may have with the Company, other than as a director, that would impair his or her independence.  To assist the Committee and the Board in this regard, each director completes a questionnaire designed to identify relationships that could affect their independence.  The Committee and the Board reached its determinations by considering all relevant available facts and circumstances surrounding a director’s business, commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others.

Based upon this analysis and the recommendations of the Nominating and Corporate Governance Committee, the Board of Directors determined that Messrs. Beal, Castellano, Coleman, Daly, Guyette, Kayman, Podl, Rabin, Roche, Rybak, Tyree, Silva and Ms. McKissack are “independent” directors, in accordance with the NASDAQ listing standards.

Director Nomination Procedures

The Board of Directors has delegated responsibility to the Nominating and Corporate Governance Committee to identify and select director nominees who can exercise business judgment and have the necessary personal traits and skills to provide effective oversight of management and serve the best interests of stockholders.  The Nominating and Corporate Governance Committee, comprised entirely of independent directors, recommends to the full Board for approval the proposed slate of director nominees for election at the annual meeting of stockholders.

In selecting director nominees, the Nominating and Corporate Governance Committee will consider the existing composition of the Board and the committee’s evaluation of the mix of disciplines, experience and other characteristics of Board members appropriate for the perceived needs of the Company.  The Board and the Nominating and Corporate Governance Committee believes that an appropriate mix of experience, knowledge and judgment and a diversity of perspectives on the Board, along with a commitment to active participation, will enhance Board effectiveness.  The Board and the Nominating and Corporate Governance Committee also believe that continuity in leadership and board tenure maximizes the Board’s ability to exercise meaningful board oversight.  Because qualified incumbent directors are generally uniquely positioned to provide stockholders the benefit of continuity of leadership and seasoned judgment gained through experience as a director of the Company, the Nominating and Corporate Governance Committee will generally consider as potential candidates those incumbent directors interested in standing for re-election who the committee believes have satisfied director performance expectations, including regular attendance at, preparation for and meaningful participation in Board and committee meetings.

Under its policies, the Nominating and Corporate Governance Committee also considers the following in selecting the proposed nominee slate:

•	at all times, at least a majority of directors must be “independent” in the opinion of the Board as determined in accordance with NASDAQ standards;

•	at all times at least three members of the Board must satisfy the heightened standards of independence for Audit Committee members; and

•	at all times the Board should have at least one member who satisfies the criteria to be designated by the Board as an “audit committee financial expert.”

Policies approved by the Board recognize the following characteristics and skills as minimum qualifications for any potential director candidate:

•	highest personal and professional ethics and integrity; commitment to the Company’s values;

•	ability and willingness to devote sufficient time and attention to fulfilling Board duties and responsibilities;

•	relevant business, professional or managerial skills and experience; mature wisdom;

•	communication, leadership and team building skills;

•	comprehension of the Company’s business plans and strategies; financial sophistication;

•	ability to assist in the formulation of business strategies and to monitor and guide expectations;

•	equipped to make informed and defensible judgments on a wide range of issues;

•	ability and willingness to exercise independent judgment and express tough opinions;

•	collegial personality; nonconfrontational and constructive, but able to challenge, ask questions and assess responses;

•	good health and mental alertness; and

•	alignment of personal interests with long-term interests of stockholders.

Stockholder Director Nominee Recommendations.  It is generally the policy of the Nominating and Corporate Governance Committee to consider stockholder recommendations of proposed director nominees if such recommendations are serious and timely received.  To be timely, recommendations must be received in writing at the Company’s principal executive offices, addressed to the Nominating and Corporate Governance Committee, at least 120 days prior to the anniversary date of mailing of the Company’s proxy statement for the prior year’s annual meeting.  In addition, any stockholder director nominee recommendation must include the following information:

•	the proposed nominee’s name and qualifications and the reason for such recommendation;

•	the name and record address of the stockholder(s) proposing such nominee;

•	the number of shares of the Company’s stock which are beneficially owned by such stockholder(s); and

•	a description of any financial or other relationship between the stockholder(s) and such nominee or between the nominee and the Company or any of its subsidiaries.

Board Committees

Members of the Company’s Board of Directors have been appointed to serve on various committees of the Board.  The Board of Directors currently has five standing committees:  (1) the Compensation Committee; (2) the Nominating and Corporate Governance Committee; (3) the Audit Committee; (4) the Executive and Planning Committee; and (5) the Information Technology Committee.  Each of the Compensation Committee, Nominating and Corporate Governance Committee and Audit Committee are comprised entirely of “independent” directors in accordance with the NASDAQ rules.

We anticipate that we will reduce the size of our Board from 18 directors currently to a smaller number by the end of 2009.  In connection with this reduction in size, we also anticipate restructuring certain committees of the Board, including creating one or more new committees and possibly consolidating some of the other committees.  One of the specific initiatives under consideration is defining the role and scope of the Executive and Planning Committee to allow it to serve as a liaison between the Board and management in between formal Board meetings and to support management on major strategic initiatives and special projects.

Compensation Committee.  The Compensation Committee is responsible for reviewing the performance of the Chief Executive Officer; reviewing and recommending the compensation of the Company’s officers, including the Chief Executive Officer; recommending and approving equity and non-equity compensation awards under the Company’s incentive compensation plans to management; reviewing and recommending compensation programs including awards of stock options, stock appreciation rights, restricted stock units and shares of restricted stock, KSOP contributions, deferred compensation, and annual bonuses; reviewing and recommending director compensation; advising the Chief Executive Officer on miscellaneous compensation issues; and advising management regarding management succession planning issues.  The Compensation Committee also advises and assists management in formulating policies regarding compensation and submits its Compensation Committee Report included elsewhere in this proxy statement.  The current members of the Compensation Committee are Messrs. Guyette (Chairman), Daly, Rabin, Silva and Ms. McKissack.  Messrs. Roche and Tyree will become members of the Compensation Committee in May 2008, after the annual meeting.  A copy of the current charter of the Compensation Committee is posted under the Investor Relations portion of the Company’s website at www.pvtb.com.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee is responsible for proposing to the Board a slate of nominees for election as directors by stockholders at each annual meeting.  The Nominating and Corporate Governance Committee is also responsible for taking a leadership role in shaping the Company’s corporate governance practices.  In carrying out its duties, the Nominating and Corporate Governance Committee has also been delegated the responsibility to:  determine criteria for the selection and qualification of the Board members; recommend for Board approval persons to fill vacancies on the Board which occur between annual meetings; evaluate, at least annually, each Board member’s “independence” and make recommendations, at least annually, regarding each Board member’s “independence” status consistent with then applicable legal requirements; make recommendations regarding director orientation and continuing education; consider the effectiveness of corporate governance practices and policies followed by the Company and the Board; and conduct, at least annually, a performance assessment of the Board.

The Board of Directors has adopted a charter for the Nominating and Corporate Governance Committee, which is posted under the Investor Relations portion of the Company’s website at www.pvtb.com.  The current members of the Nominating and Corporate Governance Committee are Messrs. Guyette (Chairman), Daly, Rabin, Roche, Silva, Tyree and Ms. McKissack.

Audit Committee.  The Audit Committee is responsible for supervising the Company’s accounting, reporting and internal control practices.  Generally, the Audit Committee reviews the quality and integrity of the Company’s financial information and reporting functions, the adequacy and effectiveness of the Company’s system of internal accounting and financial controls, and the independent audit process, and annually reviews the qualifications of the independent public accountants.  The independent public accountants are responsible for auditing the Company’s consolidated financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.  In addition to being “independent” directors within the meaning of the NASDAQ listing standards, as currently in effect, all members of the Audit Committee satisfy the heightened independence standards under the SEC rules, as currently in effect.  The Board of Directors has determined that Mr. Rybak is an “audit committee financial expert” as that term is defined in SEC rules.  The current members of the Audit Committee are Messrs. Coleman (Chairman), Beal, Guyette, Podl and Rybak.  A copy of the current charter of the Audit Committee is posted under the Investor Relations portion of the Company’s website at www.pvtb.com.

Executive and Planning Committee.  The Executive and Planning Committee is responsible for studying strategic issues prior to submission to the entire Board of Directors for approval.  The Executive and Planning Committee currently consists of Messrs. Mandell, Castellano, Coleman, Guyette, Kayman, Richman, Roche and Tyree.

Information Technology Committee.  The Information Technology Committee reports to the Audit Committee regarding its responsibilities related to the Company’s information technology infrastructure.  The Information Technology Committee has oversight responsibility related to the quality and integrity of the Company’s information technology functions.  This Committee is composed entirely of outside directors who are not officers of the Company.  The current members of the Information Technology Committee are Messrs. Podl (Chairman), Castellano, Coleman, Kayman and Ms. McKissack.

Board Meetings

During 2007, the Board of Directors met 14 times.  In addition, the Compensation Committee met 23 times, the Nominating and Corporate Governance Committee met five times, the Audit Committee met 21 times, the Information Technology Committee met four times.  The Executive and Planning Committee did not meet during 2007.  Each of the directors of the Company attended at least 75% of the total number of meetings held of the Board and Board committees on which such director served during fiscal year 2007.

The Board of Directors met in “executive session” in February, March, April, May, October and December 2007.  The Board of Directors meets in regularly scheduled “executive sessions” at least twice annually, usually at its June or July meeting and again at its December meeting.  The Board’s policy is that the chairman of the Nominating and Corporate Governance Committee, or in his absence the chairman of the Audit Committee, presides at executive sessions of the Board.

Director Continuing Education

The Company’s directors are encouraged to seek out and attend director education seminars throughout the year.  The Company reimburses directors for their attendance at such seminars.  This is in addition to director education provided during regularly scheduled meetings of the Board of Directors and its various committees as well as planned educational programming for the entire Board held outside of regularly scheduled Board meetings.  During 2007, the following directors attended the continuing education programs mentioned below:

•
Mr. Coleman attended and was a speaker at the NASDAQ/Bank Director Magazine annual seminar concerning Bank Audit Committee Issues; he also attended a seminar concerning Corporate Governance and Audit Responsibility presented by Vedder Price P.C.;

•	Mr. Daly attended the one-day Corporate Board Member Magazine webinar titled “The Boardroom Road Map”;

•	Mr. Kayman attended the Foley & Lardner National Directors Institute;

•	Mr. Podl attended the NASDAQ/Bank Director Magazine annual seminar concerning Bank Audit Committee Issues;

•	Mr. Rabin attended New York University’s Corporate Governance Directors Institute;

•	Mr. Silva attended the Harvard Business School’s seminars titled “The Compensation Committee, New Challenges, New Solutions, as well as “The Audit Committee in a New Era of Governance”; and

•
Ms. Mayberry-McKissack attended and was a speaker at Foley & Lardner’s National Directors Institute; she also attended the Outstanding Directors’ Institute and the Black Corporate Directors Conference.

Stockholder Communications with Directors

Generally, stockholders who have questions or concerns regarding the Company should contact the Company’s Investor Relations department at (312) 683-7100 or visit the Investor Relations page on the Company’s website at www.pvtb.com.  However, any stockholder who wishes to communicate directly with the Board of Directors, or one or more individual directors, may direct correspondence in writing to the Board, any committee of the Board or any named directors, c/o the Corporate Secretary of the Company at PrivateBancorp, Inc., 70 West Madison, Suite 900, Chicago, Illinois 60602.  The Company’s policy is to forward written communications received from stockholders to the appropriate directors, unless the communication consists of marketing materials or other general solicitations.

Policies adopted by the Board of Directors encourage directors to attend the Company’s annual meeting of stockholders each year.  With the exception of Messrs. Richman, Roche and Tyree, each of whom joined the Board of Directors during the fourth quarter of 2007, each of the directors then serving attended the Company’s 2007 annual meeting other than Messrs. Castellano and Guyette.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the beneficial ownership of the Company’s common stock as of March 14, 2008, with respect to (1) each director, nominee for director and named executive officer of the Company; (2) all directors and executive officers of the Company as a group; and (3) each beneficial owner of more than 5% of any class of voting securities of the Company.

	Number of Common Shares Beneficially Owned		Unvested Restricted Stock		Unvested Restricted Stock Units	Currently Exercisable Options	Total Amount of Beneficial Ownership(1)	Total Percentage Ownership(1)
5% or Greater Stockholders
GTCR Golder Rauner, LLC and affiliated funds 6100 Sears Tower Chicago, Illinois 60606(2)	3,483,107		—		—	—	3,483,107	11.71%
Ariel Capital Management, LLC 200 East Randolph Dr. Ste. 2900 Chicago, Illinois 60601(3)	1,829,330		—		—	—	1,829,330	6.46%
Keeley Asset Management Corp. 401 South LaSalle Street Chicago, Illinois 60605(4)	1,563,993		—		—	—	1,563,993	5.52%
Directors
Ralph B. Mandell**	1,020,392	(5)	37,000	(6)	79,393	27,700	1,164,485	4.11%
Larry D. Richman**	18,700		150,000	(6)	—	—	168,700	*
Donald L. Beal	42,211	(7)	—		—	8,000	50,211	*
William A. Castellano	350,500	(8)	—		—	11,000	361,500	1.28%
Robert F. Coleman	78,635	(9)	—		—	44,480	123,115	*
Patrick F. Daly	28,950		—		8,000	36,950	*
William A. Goldstein	325,536		—		—	2,000	327,536	1.16%
James M. Guyette	106,302	(10)	—		—	20,000	126,302	*
Richard C. Jensen	79,769	(11)	11,000	(6)	7,500	45,900	144,169	*
Philip M. Kayman	91,056		—		—	29,000	120,056	*
Cheryl Mayberry McKissack	5,300		—		—	8,000	13,300	*
William J. Podl	84,668		—		—	11,000	95,668	*
Edward W. Rabin, Jr.	48,250	(12)	—		—	8,000	56,250	*
Collin E. Roche	3,483,107	(13)	—		—	—	3,483,107	11.71%
William R. Rybak	11,325	(14)	—		—	8,000	19,325	*
Alejandro Silva	8,267		—		—	5,000	13,267	*
James C. Tyree	1,393,243	(15)	—		—	1,393,243	4.92%
John B. Williams	7,912	(16)	14,000	(17)	25,000	22,275	69,187	*
Total Directors (18) persons	7,184,123		212,000		111,893	258,355	7,766,371	27.17%
Non director Named Executive Officers
Karen B. Case	—		50,000	(6)	—	—	50,000	*
Bruce R. Hague	3,300	(18)	50,000	(6)	—	—	53,300	*
Dennis L. Klaeser	31,179		20,000	(19)	25,000	27,850	104,029	*
Bruce S. Lubin	10,000		50,000	(6)	—	—	60,000	*
Total Directors and Executive Officers (28 persons)	7,295,784		409,000		199,393	318,830	8,223,007	28.71%
_____________
*	Less than 1%
**	Denotes person who serves as a director and who is also a named executive officer.

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.
(2)
Based on the information included in a Schedule 13D filed by GTCR Golder Rauner, LLC and related entities with the SEC on December 18, 2007; includes 1,428,074 shares of common stock issuable upon the conversion of 1,428.074 shares of Series A Junior Nonvoting Preferred Stock.

(3)	Based on the information included in a Schedule 13G filed by Ariel Capital Management, LLC with the SEC on February 13, 2008.
(4)	Based on the information included in a Schedule 13G filed by Keeley Asset Management Corp. with the SEC on February 14, 2008.
(5)	Includes 69,000 shares held by Mr. Mandell’s spouse and 18,018 shares allocated to Mr. Mandell’s account in the KSOP at December 31, 2007.
(6)	Shares vest at various dates between 2008 and 2012, and are subject to forfeiture until such time as they vest.
(7)	Includes 24,737 shares held by Mr. Beal’s spouse and children.
(8)	Includes 10,950 shares held by Mr. Castellano’s children and 20,100 shares held by WMC Investment Ltd. Partnership.
(9)
Includes 2,530 shares held by Mr. Coleman’s spouse.  Also includes shares held by the Robert F. Coleman & Associates Retirement Savings Plan of which Mr. Coleman is trustee.  Mr. Coleman disclaims beneficial ownership of 5,267 shares held in the Retirement Savings Plan in which he has no pecuniary interest.

(10)	Includes 9,800 shares held by Mr. Guyette’s spouse.
(11)	Includes 44,168 shares held in trusts under which Mr. Jensen and his spouse are trustees.
(12)	Includes 5,250 shares held by Mr. Rabin’s spouse.
(13)
Based on the information included in a Form 3 dated December 20, 2007 filed by Mr. Roche with the SEC.  All 3,483,107 shares are beneficially owned by GTCR Golder Rauner, LLC and related entities, of which Mr. Roche is a member and/or partner; includes 1,428,074 shares of common stock issuable upon the conversion of 1,428.074 shares of Series A Junior Nonvoting Preferred Stock.  Mr. Roche disclaims beneficial ownership of all of these shares, except to the extent of his pecuniary interest therein.

(14)	Includes 2,260 shares held by Mr. Rybak’s spouse.
(15)
Based on the information included in a Form 3 dated December 21, 2007 filed by Mr. Tyree with the SEC.  All 1,393,243 shares are beneficially owned by Mesirow Financial Holdings, Inc. and related entities, of which Mr. Tyree is an executive officer and/or partner.  Mr. Tyree disclaims beneficial ownership of all of these shares.

(16)	Includes 2,235 shares allocated to Mr. Williams’ account in the KSOP at December 31, 2007.
(17)	Shares vest in 2009 through 2011, and are subject to forfeiture until such time as they vest.
(18)	Includes 300 shares held by Mr. Hague’s spouse and children.
(19)	Shares vest in 2008 through 2011, and are subject to forfeiture until such time as they vest.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

2007 was a transformational year for us.  Beginning in the latter part of 2006 and continuing into early 2007, declining market conditions affecting lending and business levels  put pressure on our ability to grow our franchise at the same pace as in past years.  In addition, our Chairman and then Chief Executive Officer, Mr. Mandell, who turned 66 during the year, increased our focus on succession planning.  By themselves, these factors signaled that 2007 would be a transition year.  The April 2007 announcement by ABN AMRO of its agreement to sell LaSalle Bank, N.A., Chicago’s and the Midwest’s leading relationship-based, middle market commercial lender, to Bank of America presented us with a once-in-a-lifetime strategic opportunity.

We, like other banks in Chicago, anticipated that the sale of LaSalle Bank would cause significant disruption in the Chicago middle market for commercial bankers and for commercial banking relationships.  We believed a gap in middle market lending and commercial banking would be created by the sale.  We determined that if we could recruit a significant number of senior commercial banking and other officers from LaSalle, we could successfully execute a plan to fill that gap.  In doing so, we could transform the Company into a larger and more diversified financial institution with a broader and deeper management team.  We believed that if we could successfully exploit this opportunity, we could resume or even exceed the pace of growth we had experienced in prior years while enhancing stockholder value over the long term.  In order to seize the opportunity, we developed a Strategic Growth Plan and management succession plan that had, at the core, tactics for recruiting LaSalle’s top middle market lenders, commercial bankers and executives.

We were successful in executing the recruiting goal of our Strategic Growth Plan.  During the fourth quarter of 2007, we hired our new Chief Executive Officer, Larry Richman, and approximately 62 commercial banking and other officers from LaSalle joined us in Chicago and other market locations.  We attribute our success to an aggressive recruiting plan executed by our senior officers, led by Mr. Mandell, the support of our Board of Directors and our willingness to commit substantial resources and use significant performance-based pay to capture this strategic opportunity.
The competition for the LaSalle senior officers we recruited was substantial.  We believe we prevailed over our competitors for this talent for several reasons.

•	Our relationship-banking approach is similar in many respects to that of LaSalle, signaling a cultural fit lacking at other institutions who attempted to recruit these same officers.

•
We designed compensation arrangements that not only preserved the officer’s current base salary and annual performance-based bonus opportunity, but also provided a substantial, multi-year performance-based long-term transformation equity incentive opportunity.  In doing so, during the fourth quarter of 2007 we added approximately $10.7 million of annual base salaries and made awards of stock options and performance shares covering approximately 2.4 million shares having an accounting grant date fair value of approximately $30 million for these officers.

•
We agreed to pay “sign-on” or “make-whole” bonuses of approximately $18 million to cover compensation that would be forfeited by our recruits by joining us before these payments would have been by LaSalle made in the first quarter of 2008.  We incurred this expense so we could begin the execution of our Strategic Growth Plan with a critical mass of top-level hires who could have an immediate impact.  We also wanted to pre-empt other financial institutions that were competing for this talent.

We also took significant steps to recognize, reward and motivate our existing management team by making performance-based transformation equity awards and adjusting pay levels to align those with the new compensation program.  We believe these steps were key in order to achieve an effective succession to our new CEO, retain what has been a successful group of officers and promote a one-team approach to growing our franchise.

Our Strategic Growth Plan calls for us to evolve and reposition our business and brand and thereby capture new and larger client relationships.  Substantial growth and improvement in our financial performance and return to stockholders will be required to meet the financial goals of our Strategic Growth Plan.  Our new compensation program reflects a major shift in our approach to executive compensation consistent with this evolution.  We have repositioned our compensation program to enable us to attract and retain the talent and relationships needed for our strategic initiative to be successful.  Although the new program represents substantial cost and dilution to our stockholders, it is appropriate in light of the strategic opportunity we captured.  We have made a substantial majority of the value of the compensation package contingent on performance.  To earn the bulk of the compensation, we must achieve our strategic plan goals of significant long-term earnings per share and stock price growth.  This assures alignment between the interests of our management team and our stockholders.

The compensation reported in this proxy statement primarily reflects the new compensation program mentioned.  In the following sections of this Compensation Discussion and Analysis, we describe and analyze:

•	our Compensation Committee, its practices and procedures,

•	our compensation philosophy,

•	the elements of our compensation program,

•	employment agreements and severance arrangements, and

•	additional information relating to executive compensation, including stock ownership guidelines.

Our Compensation Committee and Its Practices

Membership.  The Compensation Committee of our Board of Directors has five members: Messrs. Guyette (Chairman), Daly, Rabin and Silva and Ms. McKissack. Each of the members is an “independent” director in accordance with NASDAQ rules.  During 2007, certain decisions affecting compensation were made by the Special Committee of the Board of Directors formed by the Board to oversee the Company’s efforts relating to the implementation of the Strategic Growth Plan.  The members of the Special Committee were Messrs. Coleman, Guyette and Rybak, each of whom is also an “independent” director.  The participation of Mr. Guyette, the Chairman of the Compensation Committee, gave the Special Committee the benefit of the perspective of the Compensation Committee when the Special Committee acted on compensation-related matters.

Duties and Process.  The Compensation Committee operates under a written charter adopted by the Board of Directors.  A copy of the current charter is posted under the Investor Relations portion of the Company’s website at www.pvtb.com.

The Compensation Committee is responsible for implementing and monitoring our overall executive compensation program.  This responsibility includes:

•	reviewing and making recommendations to the Board regarding the compensation of our CEO and of our Chairman of the Board,

•	reviewing and approving the compensation of our other senior executive officers,

•	establishing performance goals for our short and long term incentive programs,

•	administering our long-term incentive compensation programs, including grants of stock-based compensation,

•	facilitating the annual performance appraisal of our CEO by the Board and overseeing other executive performance matters,

•	making recommendations to the Board with respect to director compensation,

•	consideration, review and approval of employment, severance and similar agreements and plans, and

•	monitoring the overall effectiveness of our executive compensation programs and total compensation philosophy.

In performing its responsibilities, the Compensation Committee takes into account any number of relevant factors, which may include:

•	the executive’s performance,

•	the Company’s performance and where applicable, the performance of a business unit,

•	stockholder return,

•	comparative factors, including internal pay equity and external competitive pay data,

•	incentive and retention considerations, and

•	tax, accounting and other factors affecting the cost of compensation to the Company.

Compensation Consultant.  The Compensation Committee receives the advice of a compensation consultant in determining the amount and form of executive and director compensation.  In years prior to 2007 and during the early part of 2007, the Committee’s outside consultant was Frederic Cook & Associates.  Frederic Cook provided the Committee with comparative, competitive pay data and advice with respect to decisions affecting the Company’s CEO, Mr. Mandell, and other senior executives and directors.

In May 2007, the Compensation Committee retained Deloitte Consulting as special compensation consultant in connection with its succession planning activities and review of our agreements with Mr. Mandell.  As our Strategic Growth Plan evolved, Deloitte provided benchmarking and advice relating to the development of the new compensation program that was designed in connection with our recruitment efforts.  This program included the development of the long-term transformational equity incentive opportunity levels, performance hurdles, salaries and bonus amounts.  In October 2007, the Committee determined to retain Deloitte Consulting as its on-going consultant, replacing Frederic Cook.

Benchmarking and Peer Group Data.  Prior to developing the new compensation program, we targeted a compensation package for our executive officers intended to provide total compensation between the median and the 75th percentile of the total compensation paid by a peer group of bank holding companies consisting of financial institutions with which we competed for talent or which are of a size or business focus similar to ours.  To assist in making this comparison, Frederic Cook provided benchmarking information annually regarding current compensation practices of the peer group.  The Committee determines the companies included in the Peer Group annually with input from our compensation consulting firm and our chief executive officer.  For the last completed fiscal year, the Peer Group consisted of the following 18 companies:

Boston Private Financial Holdings, Inc.	Corus Bankshares, Inc.	MB Financial, Inc.
Bryn Mawr Bank Corporation	First Community Bancorp	Prosperity Bancshares, Inc.
Capitol Bancorp, Ltd.	First Midwest Bancorp, Inc.	S.Y. Bancorp, Inc.
City National Corporation	First Republic Bancorp, Inc.	Sterling Bancshares, Inc.
CoBiz, Inc.	Irwin Financial Corporation	Washington Trust Bancorp, Inc.
Columbia Banking System, Inc.	MAF Bancorp, Inc.	Wintrust Financial Corporation

We attempt to maintain continuity in the peer group from year to year, but changes in the peer group have occurred over the years as our Company has grown in size, and other companies have either entered or exited the publicly-traded marketplace.

In late 2007, we asked Deloitte to review our existing peer group and make recommendations for an updated peer group based upon our new strategic direction and goals we had set for asset size and profitability.  With the input of Deloitte and management, in January 2008 the Committee approved a peer group consisting of the following 17 financial institutions:

Associated Banc-Corp	Cullen/Frost Bankers, Inc.	Susquehanna Bancshares, Inc.
BOK Financial Corporation	First Midwest Bancorp, Inc.	UMB Financial Corporation
Boston Private Financial Holdings, Inc.	MB Financial, Inc.	Valley National Bancorp
Citizens Republic Bancorp, Inc.	Old National Bancorp	Wilmington Trust Corporation
City National Corp.	Pacific Capital Bancorp	Wintrust Financial Corporation
Commerce Bancshares, Inc.	The South Financial Group, Inc.

This peer group reflects bank holding companies from around the country that emphasize commercial lending and wealth management and match our target asset size and market capitalization.  The peer group entities range in asset size from approximately $6.6 billion to $20.9 billion as of September 30, 2007 and market capitalization at year-end 2007 from approximately $830 million to $3.5 billion, as compared to our asset size and market capitalization at December 31, 2007 of approximately $5.0 billion and $917 million, respectively.  These companies reflect an appropriate group against which to benchmark our performance and compensation given their size compared to where we believe we can grow with successful execution of our Strategic Growth Plan.  Notably, the long-term incentive awards made in support of our Strategic Growth Plan are largely conditioned on achieving asset and market capitalization growth to match this peer group.

Consideration of Internal Pay Equity and Local Market Considerations.  In addition to benchmarking and peer group data, the Committee also considers internal pay comparisons and local market considerations as part of its decision-making process.  The pay levels of the recruited executives with LaSalle were a material factor in setting their compensation coming into the Company and, in turn, have influenced the pay decisions made with respect to existing officers as it is important to have a unified compensation structure to support a unified management team.

Role of Management and Counsel.  The Committee seeks input and recommendations from the CEO, CFO, General Counsel, Chief Human Resources Officer, Deloitte and outside counsel as part of its decision-making process.  The executives and counsel provide support to the Committee in the discharge of its responsibilities, including information relating to individual and Company performance, tax, accounting and cost information and legal and corporate governance analysis and recommendations.  Neither the CEO nor any other executive participates in the Committee’s deliberations with respect to the CEO’s compensation.

Executive Sessions.  The Committee meets regularly in executive session with only Committee members and, occasionally the consultant or outside counsel present, to discuss matters and take final action with respect to compensation decisions.

Our Compensation Philosophy

Objectives of Our New Executive Compensation Program. Our new executive compensation program is designed to deliver superior pay for superior performance consistent with the building of long-term stockholder value.  The program supports our objectives, including to:

•	attract and retain a management team capable of successfully executing our Strategic Growth Plan,

•	motivate management to meet or beat aggressive financial performance hurdles that will contribute to long-term stockholder value,

•	compensate the management team based on level of performance, with above market pay if above market performance is achieved, and

•
build a unified management team consisting of our new officer hires and the officers who built the foundation bank that will focus on achieving together the uniform exceptional financial performance goals.

Target Total Direct Compensation Opportunity.  Our new executive compensation program reflects a new executive compensation philosophy.  Our new Strategic Growth Plan reflects an aggressive repositioning of our executive pay practices to mirror the aggressive repositioning of our Company through our Strategic Growth Plan.  In short, our new philosophy:

•
upgrades our cash compensation by targeting compensation at the 75th percentile and targeting Company performance at a similarly high level while recognizing the effect continuing investments to transform the Company called for by our Strategic Growth Plan will have on our short-term financial performance, compared to the prior philosophy which set the targets at the 50th percentile for compensation and performance; and

•
places a substantial majority of the long-term compensation of our CEO and named executive officers “at risk” by tying payment directly to achievement of the financial goals called for by our Strategic Growth Plan and growth in the value of our stock, compared to the prior compensation philosophy which used time-based vesting for long-term incentive awards.

Performance Requirements.  Our Strategic Growth Plan calls for substantial growth in earnings and stock price over the next five years.  We have incorporated the goals of the Strategic Growth Plan into performance targets upon which we have conditioned a significant portion of the overall compensation our executives may earn.  For example, a substantial majority of the special, multi-year transformational equity inducement awards made to the recruited officers and the corresponding awards made to officers of the foundation company during the fourth quarter of 2007 are subject to performance vesting.  These awards include performance targets based on achieving 20% compound annual growth in earnings per share (EPS) from our EPS of $1.65 for the twelve months ended September 30, 2007 and on achieving 20% compound annual growth in our stock price from $27.91, the ten-day average prior to the date of the awards.  The required levels of EPS and stock price growth for the long-term performance-based incentive awards to vest are illustrated in the table below.  If achieved, we believe these performance targets would reflect top decile performance based on historical industry growth rates.

Year	20% Required Compound Annual EPS Growth Applicable to Performance Vesting Options	20% Required Compound Growth in Stock Price Applicable to Performance Share Awards
2008	$1.98	$33.49
2009	$2.38	$40.19
2010	$2.85	$48.23
2011	$3.42	$57.87
2012	$4.11	$69.45

These performance targets and awards are discussed more fully below.

The Elements of Our New Compensation Program

Under our new compensation program, total target compensation is allocated among base salary, annual bonus, long-term incentives and benefits and perquisites.  The average percentages for each of the three components for our CEO and other named executive officers for 2008 is reflected in the table below.  For purposes of this table, we have evenly divided the GAAP accounting value of the special equity awards made in the fourth quarter of 2007 by five years, which represents the vesting period applicable to the transformational equity awards.

Base Salary	Annual Bonus	Long Term Incentive
31%	32%	37%

Base Salary.  Base salary and benefits are the only non-variable elements of our executive compensation program.  The Compensation Committee annually assesses a number of factors in determining base salaries for our executive officers.  With respect to Messrs. Mandell and Klaeser, the Committee made salary adjustments during the first quarter of 2007 representing base salary increases of approximately 5% each.  These adjustments were made with the input of the Committee’s compensation consultant, Frederic Cook, and continued the Committee’s prior practice of setting salaries below the peer group median.

With respect to Messrs. Richman, Hague and Lubin and Ms. Case, their initial salaries, which have been carried over into 2008, were determined in reference to their salaries at the time they left LaSalle Bank and, in the case of Ms. Case, the increase in responsibilities associated with her new position.  In December 2007, the Committee adjusted Mr. Klaeser’s salary to bring it into line with the salary levels of the comparable officers who joined from LaSalle and the new compensation program.  The 2008 base salaries for our named executive officers are set forth in the following table:

Named Executive Officer	Position	2008 Base Salary
Larry Richman	President and Chief Executive Officer	$785,000
Dennis Klaeser	Chief Financial Officer	$310,000
Bruce R. Hague	President, National Commercial Banking	$435,000
Bruce S. Lubin	President, Illinois Commercial Banking	$385,000
Karen B. Case	President, Commercial Real Estate	$310,000

In addition, the Committee adjusted the base salary of Mr. Mandell, our Chairman and former CEO, to $660,000, retroactive to the beginning of 2007, in connection with the updating of his employment arrangements to reflect the success to date of our Strategic Growth Plan and CEO succession.  Under those arrangements, Mr. Mandell’s base salary for 2008 will be $710,000.

Annual Bonus. Our annual bonus payments have historically represented a significant portion of the overall compensation package for our executives.  As noted above, this will continue to be the case in 2008, as the annual bonus opportunity represents approximately 32% of the total target compensation opportunity.

During 2007 and in prior years, we used a bonus pool approach when determining annual bonus payments.  The potential bonus pool was established in relation to our profit planning process with achievement of target EPS generating a bonus pool sufficient to award bonuses at above target levels.  At EPS below the target level, the level of the bonus pool would decline, with the pool becoming entirely discretionary if 2007 EPS fell below a threshold level.

Once a bonus pool, if any, is established, all employees are eligible for bonus consideration.  For 2007, we did not include any of the newly hired officers or staff for bonus consideration under our bonus pool approach as many of those officers, including Messrs. Hague and Lubin and Ms. Case, were entitled to “sign on” or “make whole” bonuses as part of their recruitment package.  Mr. Richman agreed not to receive a “sign on” or “make whole” bonus as part of his compensation package, and he was not covered by the bonus pool and did not receive a bonus from the Company in 2007.

For 2007, the target EPS to fund the full bonus pool was $2.00, which represented an improvement of approximately 14% over 2006 EPS, and the threshold level was $1.91.  Our EPS for 2007, even after adjusting to remove the costs associated with our Strategic Growth Plan, fell far short of both target and threshold EPS in 2007.  As a result, determination of the bonus pool, if any, fell to the discretion of the Committee.

Prior to making the decision with respect to 2007 annual bonuses, the Committee considered recommendations from Mr. Richman and performance information and recommendations from Deloitte Consulting.  Mr. Richman acknowledged that the Company’s 2007 financial performance, standing alone, suggested no bonus pool for 2007.  However, Mr. Richman pointed out to the Committee that the bonus pool participants were a critical foundation upon which the execution of the Strategic Growth Plan was built and, accordingly, some amount of meaningful bonus payments was desirable to reinforce retention in light of the transformation taking place.  Deloitte Consulting provided information regarding the Company’s trailing one, three and five-year earnings growth and stock price performance, along with information regarding the anticipated 2007 bonus payout practices of other banking institutions.

Mr. Richman recommended that a bonus pool equal to approximately 50% of the original bonus pool be established to be allocated in a “waterfall” approach, with the largest percentage payouts relative to 2006 payouts being made to staff and lower level managing directors and associate managing directors.  Under Mr. Richman’s approach, senior executives including Mr. Klaeser, would receive, on average, an annual bonus of 25% of their 2006 bonus.  Deloitte Consulting noted that while current year financial performance lagged peers, the multi-year track record of the Company’s management and staff was strong when compared to peers.  From Deloitte Consulting’s perspective, paying bonuses in the manner described by Mr. Richman was a reasonable method of balancing the Company’s pay for performance philosophy with the need to retain key people in the Company and that use of the “waterfall” approach enabled the Company to recognize and reward staff and lower level officers for their significant contributions while reducing the bonus payouts for senior management commensurate with the poorer current year financial performance and reflective of who had the most responsibility for the overall financial results than lower level employees.

Based on these recommendations and advice, the Committee approved a discretionary bonus pool for managing directors and associate managing directors for 2007 in the amount of $4.6 million and independently determined to apply the waterfall pattern in determining Mr. Mandell’s bonus.  The Committee awarded a 2007 annual bonus of $300,000 to Mr. Mandell, which represented approximately 25% of the target bonus under his revised employment arrangements, and of $47,500 to Mr. Klaeser, which represented approximately 15% of Mr. Klaeser’s 2006 annual bonus.  Mr. Klaeser’s award was set lower than the average level of 25% in recognition of a $100,000 special bonus the Committee had awarded to Mr. Klaeser in connection with his substantial efforts relating to the Strategic Growth Plan, including the successful completion of an approximately $200 million private place of common stock during November 2007.

In February 2008, the Committee established the annual bonus plan for 2008.  Under the terms of the plan, a bonus pool will be established based on the Company’s 2008 financial performance.  The financial performance metrics and weightings for the 2008 annual bonus plan are:

•	revenue growth (30%),

•	earnings per share (EPS)(30%),

•	efficiency ratio (non-interest expense divided by the sum of tax-equivalent net interest income plus non-interest income)(20%), and

•	the ratio of average core deposits-to-loans (20%).

The Committee determined that these metrics and weightings emphasize important financial performance measures in light of the continuing transitioning of the Company’s business during 2008.  The targets for each of the metrics are based upon the Company’s operating plan for 2008 as approved by the Board in February 2008.  The 2008 operating plan establishes aggressive goals for revenue growth, EPS, core deposit growth and efficiency ratio improvement which reflect a trajectory toward attainment of the long-term compound annual growth targets for EPS applicable to the transitional equity awards and the effects of the continuing investments expected to be made in this transitional year for the Company under the Strategic Growth Plan.  Achievement of the operating plan goals for each of the metrics will result in funding of the bonus pool at 75% of the target bonus level.  Performance that exceeds or falls short of operating plan will result in funding levels in accordance with the matrix below.

Performance	Bonus Pool Funding Level

Maximum	125% of target bonuses
Target	100% of target bonuses
2008 Operating Plan	75% of target bonuses
Threshold	25% of target bonuses
Below Threshold	0% of target bonuses

As the matrix indicates, performance above the operating plan is required to reach bonus pool funding at 100% of target bonus levels.  The Committee established the requirement for above plan performance in recognition of the fact that target total cash compensation levels for the Company’s executives are set at the 75th percentile of peer group.  The bonus plan also provides that in the event EPS is below the threshold level, no amount will be funded in the incentive pool.

In accordance with their employment agreements, the Committee established target bonus percentages for Mr. Richman and other named executive officers as set forth in the following table.  Mr. Mandell’s target bonus for 2008 is 185% of his base salary.

Named Executive Officer	2008 Target Bonus Opportunity (Percentage of Base Salary)
Larry D. Richman	125%
Dennis L. Klaeser	90%
Bruce R. Hague	110%
Bruce S. Lubin	90%
Karen B. Case	90%

The actual bonus awarded will depend on the level of the bonus pool funded by the Company’s full year financial performance relative to the financial performance metrics and individual performance factors.  For those executives with responsibility for specific units or functions, individual factors will tie primarily to the performance of those units and functions as well as achievement of individual performance goals in areas such as integrity, client service, team building, and contributions to the Company’s culture.  It is anticipated that at least half of the final bonus amount will be subject to consideration of individual performance factors and, as a result, an executive’s final bonus amount will represent a greater or lesser percentage than the percentage of bonus pool funding, and total bonuses awarded may be more or less than the aggregate incentive pool funded on the bases of Company-wide financial performance.

Long Term Incentives.  Prior to 2007, we provided long-term incentive compensation exclusively through time-vested stock options and restricted stock awards under our stockholder approved Incentive Compensation Plan.  During 2007, we established two new equity-based incentive compensation plans to facilitate the execution of our Strategic Growth Plan:

•
the Strategic Long-Term Incentive Plan authorizes the grant of equity awards covering up to 5,000,000 shares of our common stock as inducement awards to newly recruited officers and employees recruited to join us as part of our Strategic Growth Plan.

•
the 2007 Long-Term Incentive Compensation Plan authorizes the grant of awards covering up to 5,000,000 shares of our common stock and is a new plan for making awards to our Company’s officers, directors and employees.  To date, all awards under this plan are to be settled in cash, pending stockholder approval of the issuance of shares to settle such awards.  For purposes of the Compensation Discussion and Analysis and the tables that follow, we refer to the awards we have made under the 2007 Long-Term Incentive Compensation Plan as awards of performance or restricted shares and time-vested or performance stock options, as opposed to cash settled awards, in anticipation of the receipt of stockholder approval.  See “Proposal No. 2:  Approval of the 2007 Long Term Incentive Compensation Plan” elsewhere in this proxy statement for information regarding this plan.

As described above, we used multi-year, performance-based transformational equity awards as a material inducement for the former LaSalle Bank officers to join us.  The amount and design of these awards was developed by the Committee with input from management, Deloitte Consulting and its other advisors. In developing the long-term incentive piece of the new compensation program, the Committee sought to provide the newly recruited executives and employees with the potential for substantial upside gain only if those executives remain with the Company for the long term and are able to deliver significant value to the stockholders.  We achieved this objective by:

•
granting several years’ worth of stock options and performance shares upfront, to send a strong recruiting message and provide additional leverage to the executive to participate fully in the value he or she helps to create,

•
subjecting more than half of the value of the long term awards to the achievement of what we believe to be top quartile (or above) growth in EPS and stock price over a five-year performance period, and

•	providing an opportunity to earn the remainder of the awards by remaining with the Company for at least five years.

The inducement awards for Messrs. Richman, Hague and Lubin and Ms. Case were made on November 1, 2007, the day Mr. Richman joined the Company, in accordance with agreements entered into in connection with the recruitment of each of the executives.  The inducement award was a combination of performance-vested stock options, time-vested stock options, and performance shares.

The stock options have an exercise price of $26.10, the closing price of the Company’s common stock on November 1, 2007.  One-half of the stock options (the performance-vesting options) and the performance shares will vest subject to satisfying financial performance requirements and continued employment during the five-year performance period of 2008 through 2012.  Under the performance vesting provisions, one-fifth of the performance-vesting options will vest as of December 31st of each year beginning in 2008 if the required 20% compound annual growth in earnings per share (EPS) has been achieved and one-fifth of the performance shares will vest as of December 31st of each year beginning in 2008 if a required 20% compound annual growth in the Company’s stock price has been achieved during such year.  The other half of the stock options are time-vesting options which will vest on each December 31st of each year beginning in 2008 through 2012, subject to continued employment on each such date.

Under the terms of the performance-based awards, achievement of the stock price requirement is based on attainment of the required stock price for a period of twenty consecutive trading days during the year.  The performance share awards have a catch-up provision permitting amounts to vest in a subsequent year if the stock price requirement for a later year is achieved.  The performance-vesting options provide an opportunity for partial vesting at the end of the five-year performance period if cumulative five-year EPS reflects a compound annual growth rate of at least 15%.  Each of the performance awards provides for minimum vesting of one-fourth of the performance-vesting options and performance shares, less amounts previously vested, if employment continues through December 31, 2012.  In the event of a change in control, death or disability prior to December 31, 2012, any unvested awards will vest in full.  Additional vesting is also provided in the event of involuntary termination other than for cause.

In addition, on November 1, 2007 and on several dates subsequent, we made awards under the new 2007 Long-Term Incentive Compensation Plan to 28 foundation officers of the Company to provide similar incentives to them to align them with the newly-recruited officers, to support the Strategic Growth Plan and to build long-term stockholder value.  The amount of the awards made to the existing officers was less than those made in connection with recruitment, primarily in recognition of the inducement premium embedded in the awards made to the former LaSalle Bank officers and the upside potential represented by stock options and other awards previously granted to incumbent management.

As discussed above, we believe these provisions align all of our executives’ interests with the interests of the stockholders by encouraging behavior intended to result in significant growth in EPS and stock price and represent an appropriate allocation of the potential upside gain to management.

Because the recruitment grants and special equity grants represent multiple years’ awards, it is not anticipated that significant additional long term incentive awards will be made to Mr. Richman or the other named executive officers until 2010.  We do expect to make awards to new hires and to newly promoted officers.  We plan to make such awards periodically on a fixed date, such as the first business day of the month following the hire or promotion and will not time those awards based on earnings releases or other announcements.  We also anticipate making annual long-term incentive awards to officers who did not receive transformation equity awards following approval of the 2007 Long-Term Incentive Compensation Plan.  We expect to make those grants on or shortly after the annual meeting of stockholders and anticipate that in future years annual awards, if any, will be made around the time of our annual meeting.  Stock options are priced at the closing price on the date of grant. We do not back date stock option grants.

In April 2007, the Committee approved equity grants for Mr. Mandell of awards originally scheduled to be made in September 2006 but which were delayed pending a complete review of his compensation arrangements.  The Committee reviewed benchmarking data provided by Frederic Cook and an analysis of historical awards to Mr. Mandell and his direct reports in determining the size of the awards.

On November 1, 2007, we made a special award of 37,500 restricted stock units to Mr. Mandell in recognition of his completion of his succession planning goals that had been established earlier in the year.  The award has a three-year vesting schedule and the first tranche vested on December 31, 2007.  In addition, in accordance with our arrangements with Mr. Mandell, he received an annual equity incentive award of restricted stock units and stock options in December 2007.  These annual awards vest in full on the first anniversary of the date of grant.  That award, as well as the succession planning award, were made to Mr. Mandell in recognition of his contributions to the Company and implementation of the Strategic Growth Plan.

Executive Benefits and Perquisites.  Executive benefits and perquisites are not a significant portion of the compensation we provide to our CEO and other senior executives.

Our CEO and each of our named executive officers participate in the employee benefit programs we provide to our employees generally, including our 401(k) savings and employee stock ownership (KSOP) plan and health and life insurance programs, and in disability insurance program for senior officers.  We do not maintain a defined benefit plan or supplemental executive retirement plan (SERP).  We do maintain a non-qualified deferred compensation plan under which our executives may defer all or a portion of their current cash compensation.  We do not provide a matching or other contribution under this plan.

During 2007, we provided Mr. Mandell with a driver who is also a Company employee in order to assist him with the discharge of his duties.  We reimburse our senior executives, including our CEO, for dues and business expenses associated with membership at certain clubs.  We provide these benefits because we believe it is a fairly standard benefit within the financial institutions industry and one that assists our executives with their business development activities on behalf of the Company.  During 2007, we also reimbursed some of the named executive officers for legal expenses they incurred in connection with the negotiation and review of their employment arrangements.  We provided this benefit in order to facilitate recruitment and the standardization of our employment agreements.

Employment Agreements.  Since becoming a public company, we have maintained employment agreements with our CEO and other senior executives.  We have done so because employment agreements provide certainty and stability to our management team and are typical within our industry, particularly in light of consolidation that has and is likely to continue to take place.  The employment agreements contain commitments with respect to the executive’s position and compensation, provide for severance benefits in the event of involuntary termination within or outside the context of a change in control and obtain commitments from the executive with respect to confidentiality and restrictive covenants.

In connection with the execution of our Strategic Growth Plan, we entered into employment agreements with Mr. Richman and other newly-recruited officers.  Our willingness to enter into these agreements was an important factor in our ability to attract the executives.  We subsequently entered into new employment agreements with Mr. Mandell as part of our succession planning process and with Mr. Klaeser and other members of our management team to conform their arrangements to those of the newly-recruited executives as part of our desire to develop a one-team approach.  The agreements were based on our assessment of current competitive practice, recruitment considerations, input from Deloitte Consulting and our advisors and negotiations with the executives.  For a more complete description of the employment agreements and potential payments to the CEO and other named executive officers in the event of termination of employment or a change in control, see “Executive Compensation – Employment Agreements” and “Potential Payments on Termination or Change in Control” below.

Additional Information Relating to Executive Compensation

Stock Ownership Guidelines.  The Company believes that significant stock ownership by our executive officers and directors strengthens the alignment of the executive officers and directors with the interests of our stockholders and promotes our long term business objectives.  Prior to the recruitment of executives in connection with our Strategic Growth Plan, our executive officers and directors in general had provided long service to the Company and held significant amounts of our stock.  In light of the significant recruitment that has occurred as a result of our Strategic Growth Plan and to reflect our commitment to sound corporate governance practices, in March 2008 we adopted stock ownership guidelines for our executive officers and directors.

Under the stock ownership guidelines, our Chairman of the Board, non-employee directors, Chief Executive Officer and other executive officers are expected to accumulate shares of our common stock to meet the applicable ownership level within five years of the later of March 31, 2008 or their election or appointment (the “accumulation period”).  For purposes of the guidelines, “shares” include shares held as of March 1, 2008 and shares acquired thereafter in open market purchases, upon exercise of stock options or vesting of performance shares or restricted shares or other stock-based awards, or shares or units accumulated through our 401(k)/ESOP plan or deferred compensation plan.  To meet the required level, the officer or director must have acquired and hold shares having a value equal to the applicable level.  Until the officer or director has reached the applicable level, the officer or director must retain at least 50% of the number of shares (net of taxes) received by the officer or director upon exercise of stock options or vesting of stock awards.  The ownership guidelines are indicated in the following table.

Position	Stock Ownership Level
Chairman of the Board	5 times base salary
Chief Executive Officer	5 times base salary
Other Executive Officers	3 times base salary
Non-Employee Directors	3 times annual cash retainer

The Compensation Committee will review progress toward compliance with the guidelines from time to time and may impose additional restrictions or limitations on a director or officer as appropriate to achieve the purposes of the guidelines.

Policy Regarding Deductibility of Executive Compensation.  Section 162(m) of the Internal Revenue Code limits the tax deductibility of executive compensation for officers of public companies.  Section 162(m) generally disallows the ordinary business expense deduction for compensation in excess of $1,000,000 paid to the CEO and of the three most highly compensated individuals who are employed as executive officers at year-end and included as named executive officers in the proxy statement.  However, certain performance-based compensation is excluded from the Section 162(m) limits if paid pursuant to plans approved by stockholders of the Company, such as the Company’s existing Incentive Compensation Plan and, if approved by the stockholders, the 2007 Long-Term Incentive Plan.  Generally, it has been the Committee’s practice to structure incentive compensation paid to such officers as performance-based compensation under Section 162(m).  For example, in establishing the 2008 annual bonus program, the Committee established performance-based awards under the Incentive Compensation Plan in order to qualify any bonus earned by the Chief Executive Officer and other executive officers in performance-based compensation under Section 162(m).  However, the long-term incentive compensation and sign-on and make-up bonuses awarded in connection with the recruitment of Mr. Richman and other officers, as well as the special equity awards made to the existing management team, were not awarded under a stockholder approved plan and will not qualify for the “performance-based” compensation exception.  In light of the importance of the Strategic Growth Plan and succession planning initiatives, and the need to make the awards without the delay that would have been required to obtain stockholder approval or the recruitment uncertainty had the awards been contingent on such approval, the Committee determined it to be appropriate to make these awards knowing that some nondeductability may arise.  The Committee or the Board may again pay or provide compensation that is subject to the deduction limitations under Code Section 162(m) in circumstances where the Committee believes it to be appropriate to do so.

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, (the “Acts”) except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation Committee of the Board of Directors of the Company oversees the Company’s compensation program on behalf of the Board.  In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the foregoing Compensation Discussion and Analysis set forth in this proxy statement.

In addition, during 2007, the Special Committee of the Board of Directors established in connection with implementation of our Strategic Growth Plan authorized certain actions relating to the Company’s executive compensation program.  The Special Committee has also reviewed and discussed with the Compensation Committee and management the foregoing Compensation and Discussion and Analysis set forth in this proxy statement.

In reliance on the review and discussions referred to above, the Compensation Committee and Special Committee have each recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and the Company’s proxy statement in connection with the Company’s 2008 Annual Meeting of Stockholders, to be filed with the Securities and Exchange Commission.

Compensation Committee

Patrick F. Daly
James M. Guyette (Chair)
Cheryl Mayberry McKissack
Edward W. Rabin
Alejandro Silva

Special Committee

Robert F. Coleman
James M. Guyette
William R. Rybak

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows cash and non-cash compensation for the year ended December 31, 2007 and December 31, 2006, for the persons serving as the Company’s “Principal Executive Officer” and “Principal Financial Officer” during those year if applicable, and for the next three most highly-compensated executive officers who were serving as executive officers at December 31, 2007.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation	Change in Pension Value & Nonqualified Deferred Compensation Earnings		All Other Compensation		Total
		($)	($)	($)	($)	($)	($)		($)		($)
Larry D. Richman President and CEO (Principal Executive Officer)	2007	130,834	—	94,398	117,169	—	—		—		342,401
Ralph B. Mandell Chairman (Principal Executive Officer until November 5, 2007)	2007 2006	660,000 440,000	300,000 825,000	956,512 136,246	351,601 110,996	—	—		101,143 53,353	(5) (6)	2,369,256 1,565,595
Dennis L. Klaeser Chief Financial Officer (Principal Financial Officer)	2007 2006	237,000 225,000	147,500 320,000	127,473 80,418	85,788 54,655	—	17,478 16,939	(4) (4)	15,876 23,268	(6) (6)	631,115 720,280
Bruce R. Hague President, National Banking	2007	77,520	1,171,250	31,466	39,056	—	—		774,400	(7)	2,093,692
Bruce S. Lubin President, Illinois Commercial Banking	2007	73,051	916,250	31,466	39,056	—	—		644,337	(7)	1,704,160
Karen B. Case President, Commercial Real Estate	2007	56,435	438,000	31,466	39,056	—	—		243,665	(7)	808,593
_____________
(1)
For 2007, reflects discretionary bonuses award to Messrs. Mandell and Klaeser and sign on make whole bonus paid to Messrs. Hague and Lubin and Ms. Case to compensate them for bonus and incentive compensation from their prior employer which was forfeited.

(2)
Represents the dollar amount of expense recognized for consolidated financial statement reporting purposes in accordance with SFAS 123R (without discount for estimated forfeitures) with respect to each year.  The assumptions we made to determine these amounts are set forth in note 11 to the Company’s audited financial statements included in the Company’s 2007 Annual Report on Form 10-K that accompanies this proxy statement.

(3)
Represents the dollar amount of expense recognized for consolidated statement reporting purposes in accordance with SFAS 123R (without discount for estimated forfeitures) with respect to each year.  The assumptions we made to determine these amounts are set forth in note 11 to the Company’s audited financial statements included in our 2007 Annual Report on Form 10-K that accompanies this proxy statement.

(4)	This amount represents interest earned in the Deferred Compensation Plan at a rate exceeding 120% above the Applicable Federal Rate.
(5)
In addition to amounts attributable to club membership dues and fees and matching contributions to the Company’s 401(k) plan, this amount includes reimbursement of $48,363 for legal fees incurred by Mr. Mandell in connection with the negotiation of his revised employment agreement with the Company.  The Company also provided a Company employee as a driver for Mr. Mandell for business purposes.  The value of this perquisite was $29,833 in 2007.  This cost was determined by accumulating the total cost of this employee, including salary, bonus, benefits and payroll taxes, multiplied by the percentage of this employee’s time devoted to driving Mr. Mandell.  In addition to driving Mr. Mandell, the employee also performs other services for the Company.  The driver uses Mr. Mandell’s personal car for these purposes, and Mr. Mandell is solely responsible for maintenance of the car as well as operating costs and insurance for the vehicle.

(6)	This amount includes club membership dues and fees and matching contributions to the Company’s 401(k) plan.
(7)
In addition to amounts attributable to actual costs paid for club membership dues and fees and reimbursement of legal fees incurred in connection with negotiation of the executive’s employment agreement with the Company, these amounts also include $760,000, $620,000 and $230,000 for Messrs. Hague and Lubin, and Ms. Case, respectively, representing make whole amounts payable to compensate them for long term incentive awards from their prior employee which were forfeited.  Approximately half of these amounts are payable in early 2009 provided the executive remains employed through December 31, 2008 and the remainder is payable in early 2010 upon continuous employment through 2009.

Plan-Based Award Grants in Last Fiscal Year

The following table shows awards of restricted stock, performance shares and stock options made to each NEO in 2007 and the fair value of the awards as of the grant date.  For a discussion of the terms of these awards see “Compensation Discussion and Analysis—Long-Term  Incentives.”

2007 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2)	All Other Option Awards: Number of Securities Underlying Options(3)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(4)
		Threshold (#)	Target (#)	Maximum (#)	(#)	(#)	($/Sh)	($)
Larry D. Richman	November 1, 2007	37,500	150,000	150,000	—		—	2,205,150
	November 1, 2007	46,875	187,500	187,500	—		26.10	2,098,125
	November 1, 2007	—	—	—	—	187,500	26.10	1,953,750
Ralph B. Mandell	April 26, 2007	—	—	—	8,000	—	33.73	269,840
	April 26, 2007	—	—	—	—	16,000	33.73	203,680
	November 1, 2007	11,250	45,000	45,000	—	—	—	661,545
	November 1, 2007	14,063	56,250	56,250	—		26.10	629,438
	November 1, 2007	—	—	—	—	56,250	26.10	586,125
	November 1, 2007	—	—	—	37,500	—	26.10	978,750
	December 14, 2007	—	—	—	9,393	—	31.94	300,000
	December 14, 2007	—	—	—	—	27,614	31.94	300,000
Dennis L. Klaeser	November 1, 2007	6,250	25,000	25,000	—	—	—	367,525
	November 1, 2007	7,812	31,250	31,250	—	—	26.10	349,688
	November 1, 2007	—	—	—	—	31,250	26.10	325,625
Bruce R. Hague	November 1, 2007	12,500	50,000	50,000	—	—	—	735,050
	November 1, 2007	15,625	62,500	62,500	—	—	26.10	699,375
	November 1, 2007	—	—	—	—	62,500	26.10	651,250
Bruce S. Lubin	November 1, 2007	12,500	50,000	50,000	—	—	—	735,050
	November 1, 2007	15,625	62,500	62,500	—	—	26.10	699,375
	November 1, 2007	—	—	—	—	62,500	26.10	651,250
Karen B. Case	November 1, 2007	12,500	50,000	50,000	—	—	—	735,050
	November 1, 2007	15,625	62,500	62,500	—	—	26.10	699,375
	November 1, 2007	—	—	—	—	62,500	26.10	651,250

_____________
(1)
Reflects threshold and target number of shares or options which may be earned under performance-based awards made during 2007.  Threshold amount reflects aggregate minimum vesting of 25% which occurs upon continued employment during five-year performance period ending December 31, 2012.  Information relating to the vesting of these awards, including acceleration in certain circumstances, is set forth in the Compensation Discussion and Analysis.

(2)
Reflects awards of restricted stock or restricted stock units.  The April 2007 award vests on the fifth anniversary of the date of grant based on continued employment, subject to acceleration in certain circumstances and to continued vesting in the event retirement.  One-third of the 37,500 restricted stock units granted in December 2007 vested on December 31, 2007; 12,500 of the remaining restricted stock units vest on December 31, 2008 and 2009, respectively, subject to acceleration in certain circumstances; the 9,393 restricted stock units awarded in December 2007 vest December 14, 2008.

(3)
Except for the April and December awards to Mr. Mandell, one-fifth of the award vests on December 31, 2008, 2009, 2010, 2011 and 2012, respectively, subject to continued employment and to acceleration in certain circumstances.  Mr. Mandell’s April award vests ratably on each of the first five anniversaries of the date of the award and the December award vests on December 14, 2008, in each case subject to continued employment and to acceleration in certain circumstances.

(4)
Represents the full fair value on the grant date of each equity award, computed in accordance with SFAS 123R.  The assumptions we made to determine these amounts are set forth in note 11 to the Company’s audited financial statements included in the Company’s 2007 Annual Report on form 10-K that accompanies this proxy statement.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes for each NEO the number of shares of common stock subject to outstanding equity awards and the value of such awards that were unexercised or that have not vested at December 31, 2007.

Outstanding Equity Awards as of December 31, 2007

OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)(1)(9)		Market Value of Shares or Units of Stock that have not Vested ($)(18)
Larry D. Richman	—	375,000	(3)	26.10	11/1/17	150,000	(10)	4,897,500

Ralph B. Mandell	—	—		—	—	14,000	(11)	457,100
	10,500	3,500	(4)	26.89	4/22/14	7,000	(12)	228,550
	—	7,000	(5)	30.59	4/28/15	8,000	(13)	261,200
	—	16,000	(6)	33.73	4/26/17	8,000	(14)	261,200
	—	112,500	(2)(3)(6)	26.10	11/1/17	45,000	(2)(10)	1,469,250
	—	—		—	11/1/17	25,000	(2)(16)	816,250
	—	27,614	(2)(7)	31.94	12/14/17	9,393	(2)(17)	306,681

Dennis L. Klaeser	18,000	—		17.23	8/28/13	10,000	(11)	326,500
	3,750	1,250	(4)	26.89	4/22/14	3,000	(12)	97,950
	2,500	2,500	(5)	30.59	4/28/15	3,500	(13)	114,275
	1,100	4,400	(8)	46.51	9/28/16	3,500	(15)	114,275
	—	62,500	(2)(3)	26.10	11/1/17	25,000	(2)(10)	816,250

Bruce R. Hague	—	125,000	(3)	26.10	11/1/17	50,000	(10)	1,632,500

Bruce S. Lubin	—	125,000	(3)	26.10	11/1/17	50,000	(10)	1,632,500

Karen B. Case	—	125,000	(3)	26.10	11/1/17	50,000	(10)	1,632,500
_____________
(1)	See “Compensation Discussion and Analysis – Long-Term Incentives” for a discussion of valuation, vesting schedules, post-termination and other terms of restricted stock awards and stock options.

(2)
These awards were granted under our 2007 Long-Term Incentive Compensation Plan and will be settled in cash, pending approval of the Plan by the stockholders.  Upon stockholder approval, the Company will settle these awards in shares.

(3)	The vesting dates for these transformational stock option awards are as follows:

	December 31,
	2008	2009	2010	2011	2012	Total
Larry D. Richman	75,000	75,000	75,000	75,000	75,000	375,000
Ralph B. Mandell	22,500	22,500	22,500	22,500	22,500	112,500
Dennis L. Klaeser	12,500	12,500	12,500	12,500	12,500	62,500
Bruce R. Hague	25,000	25,000	25,000	25,000	25,000	125,000
Bruce S. Lubin	25,000	25,000	25,000	25,000	25,000	125,000
Karen B. Case	25,000	25,000	25,000	25,000	25,000	125,000

The vesting of  one half of the number of options on each of the dates set forth above is subject to satisfaction of certain financial performance goals.  A minimum of 25% of the total award will vest regardless of performance, if the executive officer remains employed through December 31, 2012.  See “Compensation Discussion and Analysis — Long Term Incentives” for more information relating to the performance goals and vesting of these awards.

(4)	The vesting date for these stock options is April 22, 2008.
(5)	The vesting dates for these stock options are as follows:

	4/28/08	4/28/09	Total
Ralph B. Mandell	3,500	3,500	7,000
Dennis L. Klaeser	1,250	1,250	2,500

(6)	The vesting dates for these stock options are April 26, 2008, 2009, 2010, 2011 and 2012, at which time 3,200 options will vest on each date.
(7)	The vesting date for this option is December 14, 2008.
(8)	The vesting dates for these options are September 28, 2008, 2009, 2010 and 2011, at which time 1,100 options will vest on each date.
(9)
Holders of unvested stock awards receive dividends paid by the Company and have voting rights as if the underlying shares were beneficially owned by the holder; provided that dividends related to unvested performance share awards are accumulated and paid at the time the underlying performance shares are earned.

(10)	The vesting dates for these transformational performance share awards are as follows:

	December 31,
	2008	2009	2010	2011	2012	Total
Larry D. Richman	30,000	30,000	30,000	30,000	30,000	150,000
Ralph M. Mandell	9,000	9,000	9,000	9,000	9,000	45,000
Dennis L. Klaeser	5,000	5,000	5,000	5,000	5,000	25,000
Bruce R. Hague	10,000	10,000	10,000	10,000	10,000	50,000
Bruce S. Lubin	10,000	10,000	10,000	10,000	10,000	50,000
Karen B. Case	10,000	10,000	10,000	10,000	10,000	50,000

The vesting of the performance shares on each date is subject to satisfaction of certain performance goals relating to the growth in the fair market value of the Company’s common stock.  A minimum of 25% of the total award will vest regardless of performance, if the executive officer remains employed through December 31, 2012.  See “Compensation Discussion and Analysis — Long Term Incentives” for more information relating to the performance goals and vesting of these awards.

(11)	The vesting date for these restricted stock awards is August 28, 2008.
(12)	The vesting date for these restricted stock awards is April 22, 2009.
(13)	The vesting date for these restricted stock awards is April 28, 2010.
(14)	The vesting date for this restricted stock award is April 26, 2012.
(15)	The vesting date for these restricted stock awards is September 28, 2011.
(16)	The vesting dates for this restricted stock award are December 31, 2009 and 2010, at which time 12,500 restricted shares will vest on each date.
(17)	The vesting date for this restricted stock award is December 14, 2008.
(18)	Value of shares represented by outstanding stock awards based on the closing price of our Common Stock on December 31, 2007 of $32.65.

2007 Option Exercises and Stock Vested

The following table shows the number of stock option awards exercised by each NEO in 2007 and the value realized on exercise.  It also shows the number of shares acquired upon the vesting of restricted stock awards and the value realized on vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Larry D. Richman	—	—	—	—
Ralph B. Mandell	14,000	$245,140	12,500	$408,125
Dennis L. Klaeser	—	—	—	—
Bruce R. Hague	—	—	—	—
Bruce S. Lubin	—	—	—	—
Karen B. Case	—	—	—	—
_____________
(1)
Represents the aggregate dollar amount realized by the named executive officer upon exercise of one or more stock options during 2007.  The dollar amount reported under column (c) represents the number of shares acquired on exercise multiplied by the difference between the market closing price of our common stock on the exercise date and the exercise price of the option.

(2)
Represents the aggregate dollar amount realized by the named executive officer upon the vesting of stock awards during 2007.  The dollar amount reported under column (e) represents the number of shares acquired on vesting multiplied by the market closing price of our common stock on the vesting date.

2007 Nonqualified Deferred Compensation

Our executive officers and members of the boards of directors of the Company and its subsidiaries are eligible to participate in the PrivateBancorp Inc. Deferred Compensation Plan.  The Deferred Compensation Plan is a non-qualified plan that permits participants to defer receipt of cash compensation otherwise payable to them.  Except for an “earnings” credit on the deferred amounts, the Company does not provide any contributions or credits to participants under the Deferred Compensation Plan.

Executive officers who participate in the Plan may elect to defer up to 50% of annual base salary and 100% of annual bonus amounts under the Deferred Compensation Plan.  Directors may elect to defer up to 100% of annual directors fees.  Amounts deferred are credited to an account maintained under the Plan.  This account reflects our liability to the participant; we do not deposit amounts into a trust or otherwise set aside funds to pay the deferred amounts.  Amounts deferred will be paid at a future date, which may be the date of a change in control of the Company, or at termination of employment or service as a director, as the participant may elect.  Payment is made in a lump sum or annual installments up to ten years.  All elections and payments under the Plan are subject to compliance with requirements of Section 409A of the Code which may limit elections and require a delay in payment of benefits in certain circumstances.

While deferred, amounts are credited with “earnings” as if they were invested in either a fixed income account with interest credited based on our prime rate, or in deferred stock units (“DSUs”), as the participant may elect at the time the amounts are deferred.  Our prime rate of interest changes periodically based on market conditions and ranged in 2007 from 8.25% to 7.25%.  The balance of the participants accounts under the Plan are adjusted from time to time, depending on the performance of the investment options elected.  The participant’s account credited to the fixed income option is paid in cash and the amount credited in DSUs is paid in shares of our stock.

The following table sets forth information relating to the activity in the Deferred Compensation Plan accounts of the named executive officers during 2007 and the aggregate balance of the accounts as of December 31, 2007.  Similar information relating to our non-employee directors can be found in the Director Compensation Table.

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY ($)		Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(4) ($)
Larry D. Richman	—	—		—	—	—
Ralph B. Mandell	—	—		—	—	—
Dennis L. Klaeser	$128,000	—		$55,074	$260,100	$724,469
Bruce R. Hague	—	$760,000	(3)	—	—	$760,000
Bruce S. Lubin	—	620,000	(3)	—	—	$620,000
Karen B. Case	—	230,000	(3)	—	—	$230,000
_____________
(1)
Mr. Klaeser’s contribution for the last fiscal year is a portion of the cash received in 2007 for his bonus earned in 2006.  As such, this contribution relates to compensation relating to 2006 disclosed in the 2007 Summary Compensation Table appearing on page 29 of this proxy statement.

(2)	Mr. Klaeser earned interest totaling $55,074 in 2007, of which $17,478 was earned at a rate exceeding 120% of the Applicable Federal Rate and is reported in the Summary Compensation Table.
(3)	Reflects deferred make whole amount; Payment of these amounts will be made in two installments, without interest, in early 2009 and 2010, subject to continuous employment through December 31, 2009.
(4)
Of the aggregate balance at the end of 2007, the amount shown for Mr. Klaeser reflects an aggregate of approximately $830,000 of compensation deferred but which was disclosed in the Summary Compensation Table in proxy statements relating to prior years, net of total withdrawals of approximately $260,000 and prior years’ earnings credited, and the amounts shown for Messrs Hague and Lubin and Ms. Case reflect amounts included as other compensation in the Summary Compensation Table appearing on page 29 of this proxy statement.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Our current agreements are based on the form of agreements used in the recruitment of Mr. Richman and the other former LaSalle officers.  In addition to the agreements with the newly-recruited executives, we entered into new agreements with our foundation officers patterned after the agreements for the new recruits.  In general, the employment agreements we have entered into with Messrs Richman, Klaeser, Hague and Lubin, Ms. Case and our other current executive officers include the following provisions:

Agreement Provision	Description
General Provisions	• Title, duties and responsibilities
Compensation Provisions
•          Minimum level of base salary, subject to review and possible increase from time-to-time; decrease limited to across-the board salary reductions applicable to senior executives

•          Participation in annual bonus plan with minimum target opportunity, equity awards, and other benefit and fringe benefit plans

•          Inducement equity grant and potential “make whole bonus” for newly-recruited officers; a special equity grant for members of existing management

Severance Protection
•          Triggered in event of involuntary termination without cause or voluntary resignation for good reason, generally triggered by an uncured breach of the agreement by the Company or a requirement that the executive relocate

•          Severance benefits based on 100% to 150% of base salary and average annual bonus for prior 3 years; pro rata bonus for the year of termination based on the prior year’s bonus; subsidized health care premiums for 12 to 18 months; and partial or full vesting of inducement or special equity awards

Change in Control Protection
•          Triggered in event of involuntary termination without cause or voluntary resignation for good reason following change in control

•          Severance benefits equal to 200 percent to 300 percent of base salary and higher of prior year or 3-year average annual bonus, a pro rata bonus for the year of termination, subsidized health care premiums for 24 to 36 months and outplacement assistance

•          Full golden parachute excise tax gross up if payments exceed the threshold level for the golden parachute tax by more than 10%; if the excess is less than 10%, the payments will be reduced below the threshold

Confidentiality and Restrictive Covenants	• Obligated to not disclose or misuse confidential information

•          Precluded from soliciting clients or customers to not do business with the Company while employed or for one year thereafter, provided this limitation does not apply to former customers of LaSalle Bank with whom executive had contact if termination of employment prior to December 31, 2008

Agreement Provision	Description

•          Precluded from joining a competing financial institution while employed or for one year thereafter, provided, this restriction does not apply to the newly recruited officers if employment terminates prior to December 31, 2008

•          Breach of non-competition provision results in forfeiture of inducement and special equity award and obligation to return any shares then held or amounts realized upon sale of shares from those awards received during three-year period preceding breach

• Breach of other commitments subjects executive to suit for injunctive relief and damages

In connection with the management succession and Strategic Growth Plan, Mr. Mandell became the executive Chairman of the Board of Directors.  As a result, we entered into changes to Mr. Mandell’s employment arrangements to provide for his continuing service through 2012.  Mr. Mandell’s base compensation has been set at $660,000 for 2007, $710,000 for 2008 and $760,000 for 2009, with a target bonus in each of those years of 185% of base salary and annual equity awards with a value of $600,000, provided one-half in stock options and one-half in restricted stock.  Mr. Mandell will be entitled to receive total compensation of $2 million in 2010 and $1 million in each of 2011 and 2012, and will not participate in bonus or incentive plans during those years.  Mr. Mandell also received a special retention equity award and a succession equity award.

Information with respect to the levels of base salary, annual bonus opportunity, inducement equity, sign-on, make-whole or special retention awards provided to Messrs. Richman, Klaeser, Hague and Lubin and Ms. Case and compensation provided to Mr. Mandell, is set forth in the Compensation Discussion and Analysis and tables and narrative set forth above.  The following discussion looks at each termination of employment situation - voluntary resignation, discharge for cause, discharge without cause, resignation due to constructive discharge, death and disability - and a change in control of the Company, and describes any additional amounts that the Company would pay or provide to these executive officers or their beneficiaries as a result.  The discussion below and the amounts shown reflect certain assumptions we have made in accordance with the SEC’s rules.  These assumptions are that the termination of employment or change in control occurred on December 31, 2007 and that the value of a share of our stock on that day was $32.65, the closing price on December 31, 2007, the last trading day of 2007.

In addition, the following discussion and amounts do not include the payments and benefits that are not enhanced by the termination of employment or change in control.  These payments and benefits include:

•	benefits accrued under the Company’s KSOP in which all employees participate;

•	accrued vacation pay, health plan continuation and other similar amounts payable when employment terminates under programs applicable to the Company’s salaried employees generally;

•	balances accrued under our Deferred Compensation Plan;

•	stock options that have vested and become exercisable; and

•	shares of restricted stock that have vested.

For convenience, the payments and benefits described above are referred to in the following discussion as the executive’s “vested benefits.”

Voluntary Resignation; Retirement

We are not obligated to pay amounts over and above vested benefits in the event of employment termination due to voluntary resignation.  Upon voluntary resignation, the executive is bound by the confidentiality agreement and restrictive covenants contained in the employment agreement.

A voluntary resignation that qualifies as a retirement may affect the disposition of outstanding equity awards.  An executive who retires after age 55 and completion of seven years of service is entitled to a three-year (or the remaining term, if shorter) post-retirement exercise period  for certain vested options held at the time of resignation.  If the executive is at least age 62 and has completed at least ten years of service at the time of resignation, and the executive remains fully retired from the banking industry, he or she will be eligible for special retirement status.  Special retirement status permits the executive to continue to vest in all or a portion of certain equity awards while a special retiree.

Except for Mr. Mandell, none of our named executive officers has qualified for retirement treatment with respect to any equity awards as of December 31, 2007.  If Mr. Mandell had retired on December 31, 2007, he would have been entitled to the extended, post-retirement exercise period with respect to all of his vested options and to special retiree treatment with respect to the options and restricted stock units granted to him in April 2007 and December 2007.  With respect to the awards made in November 2007, Mr. Mandell would be entitled to vest in the performance-vesting options and performance shares to the extent of the portion of those awards, if any, that vest on December 31, 2008, to a pro rata portion of the time-vesting options based on the two month period from the date of grant to December 31, 2007 and would not receive any additional vesting with respect to the succession planning award.  For additional information regarding these awards, see the “Outstanding Equity Awards as of December 31, 2007” table.

Discharge for Cause

We are not obligated to pay any amounts over and above vested benefits if an executive’s employment terminates because of discharge for cause and the executive is bound by the confidentiality commitment and restrictive covenants contained in his employment agreement with us.  The executive’s right to exercise vested options expires upon discharge for cause.  A discharge will be for cause if the executive has intentionally failed to perform his or her duties, willfully engaged in illegal or gross misconduct that harms the Company, or been convicted of a felony.

Death or Disability

We provide our employees, including our NEOs, with group life, accidental death and dismemberment, and disability insurance coverage.  The group life insurance benefit is equal to two times base salary (and commissions, if applicable) to a maximum of $400,000.  The death benefit for each NEO is $400,000.  The accidental death and dismemberment benefit is equal to two times base salary to a maximum of $400,000 for each of our NEOs.  The disability benefit, which is set forth in the next table below, is a monthly benefit equal to 60% of monthly earnings at the time of disability up to a maximum benefit of $10,000 per month, payable until the executive reaches age 67.  The amount of the payments, assuming disability occurred on December 31, 2007, are set forth in the following table.

	Disability Benefits(1)
Name and Principal Position	Monthly Amount($)	Months of Coverage	Total Payments($)
Larry D. Richman	10,000	144 months	1,440,000
Ralph B. Mandell	10,000	30 months	300,000
Dennis L. Klaeser	10,000	204 months	2,040,000
Bruce R. Hague	10,000	168 months	1,680,000
Bruce S. Lubin	10,000	156 months	1,560,000
Karen B. Case	10,000	216 months	2,160,000
_____________
(1)	Disability benefits are an obligation of the Company’s disability insurance carrier and, therefore, the benefits are not an obligation of the Company.

In addition, under the employment agreements, in the event of the death or disability the transformational stock option and performance share awards vest in full and, in the case of death, and in the case of Messrs. Mandell and Klaeser, any unvested restricted stock awards would also vest at that time.  The following table reflects the value of those awards as of December 31, 2007 assuming death.

	Performance Shares and Restricted Stock Awards		Options
Name and Principal Position	Number(1)	Value(2) ($)	Number(3)	Value (4) ($)
Larry D. Richman	150,000	4,897,500	375,000	2,456,250
Ralph B. Mandell	116,393	3,800,231	166,614	791,061
Dennis L. Klaeser	45,000	1,469,250	70,650	421,725
Bruce R. Hague	50,000	1,632,500	125,000	818,750
Bruce S. Lubin	50,000	1,632,500	125,000	818,750
Karen B. Case	50,000	1,632,500	125,000	818,750
_____________
(1)
Total number of unvested restricted shares or performance share units as of December 31, 2007.  For additional information on these unvested shares or share units, see footnote 1 to the “Outstanding Equity Awards as of December 31, 2007” table.

(2)	Value of shares based on the closing price of our common stock on December 31, 2007 of $32.65.
(3)
Total number of unvested transformational stock option awards held as of December 31, 2007.  For additional information on these unvested options, see the “Outstanding Equity Awards as of December 31, 2007” table.

(4)	Difference between $32.65, the closing price of the stock on December 31, 2007, and the exercise price of each option.

Discharge Not for Cause; Resignation due to Constructive Discharge

Our employment agreements obligate the Company to pay severance benefits if an executive’s employment is involuntarily terminated other than for cause and require the executive to sign a general release and waiver of claims.  The executive is also obligated to comply with the confidentiality commitments and the restrictive covenants contained in his employment agreement with us.  The resignation by the executive under circumstances that constitute constructive discharge is considered an involuntary termination without cause.  Constructive discharge will arise if the executive determines the Company has breached the employment agreement by not maintaining his or her appointed positions, power and authority, failed to pay or provide the agreed-upon compensation, given notice that the agreement will not automatically renew, or requires the executive to move to an office location more than 50 miles away from his or her current location.

The following table summarizes the severance benefits that would have been payable if the executive’s employment terminated involuntarily on December 31, 2007:

	Salary and Bonus Continuation
Name and Principal Position	Monthly Amount	No. of Months	Total Continuation Payments		Pro-Rata Annual Bonus(1)	Unpaid Make Whole Amounts (2)	Medical Benefits(3)	Total
Larry D. Richman	$65,417	18	$1,177,500		$—	—	$23,031	$1,200,531
Ralph B. Mandell	$166,667	18	$3,000,000	(4)	$825,000	—	$15,603	$3,840,603
Dennis Klaeser	$46,417	12	$557,000		$320,000	—	$15,354	$892,354
Bruce R. Hague	$36,250	12	$435,000		$—	$760,000	$15,354	$1,210,354
Bruce S. Lubin	$32,083	12	$385,000		$—	$620,000	$15,354	$1,020,354
Karen B. Case	$25,833	12	$310,000		$—	$230,000	$15,354	$555,354
_____________
(1)
Pro rated annual bonus for year of termination based on target bonus.  For Messrs. Mandell and Klaeser, amount reflects full 2006 bonus amount since termination is presumed to occur on last day of year.

(2)	Reflects unpaid make whole amounts which will be paid as if the executive officer’s employment continued through the originally scheduled payment dates.
(3)	Reflects amount of health benefit continuation (COBRA) premium paid by Company during salary continuation period.
(4)	Reflects minimum cash severance benefit of $3,000,000 per Mr. Mandell’s employment agreement.

Outstanding equity awards may also be affected by an involuntary termination without cause or resignation due to constructive discharge.  The table below summarizes the incremental vesting that would have occurred on December 31, 2007 due to termination of employment under these circumstances.

	Performance Shares and Restricted Stock Awards		Options
Name and Principal Position	Number(1)	Value(2) ($)	Number(3)	Value (4) ($)
Larry D. Richman	150,000	4,897,500	375,000	2,456,250
Ralph B. Mandell(5)	—	—	56,250	368,438
Dennis L. Klaeser	—	—	31,250	204,688
Bruce R. Hague	—	—	62,500	409,375
Bruce S. Lubin	—	—	62,500	409,375
Karen B. Case	—	—	62,500	409,375
_____________
(1)
For Mr. Richman, reflects the total number of unvested transformational performance shares held as of December 31, 2007.  For additional information on these unvested shares or share units, see footnote 1 to the “Outstanding Equity Awards as of December 31, 2007” table.

(2)	Value of shares based on the closing price of our common stock on December 31, 2007 of $32.65.
(3)
Reflects for Mr. Richman the total number of unvested transformational stock option awards held as of December 31, 2007 and for the other executive officers the total number of transformation time-vesting stock options held at December 31, 2007.  For additional information on these unvested options, see the “Outstanding Equity Awards as of December 31, 2007” table.

(4)	Difference between $32.65, the closing price of the stock on December 31, 2007, and $26.10, the exercise price of each option.
(5)	Does not include equity awards that vest or may vest due to retirement.

Change in Control

We have special provisions in our employment agreements and plans in the event of a change in control of our Company.  A change in control will occur if a person or group acquires more than 30% (in the case of our employment agreements and the inducement and special equity awards) or 20% (in the case of equity awards granted under prior plans) of our voting stock, there is an unwelcome change in a majority of the members of our board of directors, or if after we merge with another organization our stockholders do not continue to own more than half of the voting stock of the merged company and more than half of the members of the board of the merged company were members of our board.

The severance benefits payable under our employment agreements are enhanced in the event of involuntary termination (including constructive discharge) upon or within six months before or two years after a change in control.  The change in control coupled with the involuntary termination events constitute a “double trigger” that must be satisfied in order to cause the payment of the enhanced severance benefits under our employment agreements to occur.  If a double trigger occurs, the requirement to execute a general release and waiver and abide by the confidentiality commitments and restrictive covenants of the agreement apply.  The enhanced benefits consist of a lump sum payment of approximately three years’ pay for the chief executive officer and two years’ pay for the other NEOs and mutually agreed outplacement assistance.  “Pay” for this purpose includes base salary and an annual bonus amount based on the most recent year’s bonus or, if greater, the average of the past three years’ bonuses, three years’ health insurance premium subsidiary and outplacement assistance.  The employment agreements also provide for a gross-up payment should the payments to executive exceed the threshold for payments subject to the excise tax on golden parachutes by more than 10%; if the payments exceed the threshold by less than 10%, the payments will be reduced to an amount below the threshold.  In addition, under our plans, all unvested equity awards vest in full upon a change in control, whether or not the executive’s employment terminates.

The table below summarizes the incremental amounts that the named executive officers would have been entitled to receive if a change in control occurred and the named executive officer’s employment terminated on December 31, 2007.

	Severance Payments			Equity Awards
Name	Cash Lump Sum	Gross-Up Payment	Total Severance Payments	Options		Performance or Restricted Shares		Total Value(1)
				NUMBER (2)	VALUE (3)	NUMBER (4)	VALUE (5)
Larry D. Richman	$2,355,000	$3,920,044	$6,275,043	375,000	$2,456,250	150,000	$4,897,500	$13,704,856
Ralph B. Mandell	$5,280,000	$3,084,994	$8,364,994	166,614	$791,061	116,393	$3,800,231	$13,017,492
Dennis L. Klaeser	$1,434,000	$1,209,106	$2,643,106	70,650	$421,725	45,000	$1,469,250	$4,594,789
Bruce R. Hague	$1,630,000	$1,372,246	$3,002,246	125,000	$818,750	50,000	$1,632,500	$5,514,204
Bruce S. Lubin	$1,390,000	$1,331,438	$2,721,437	125,000	$818,750	50,000	$1,632,500	$5,233,396
Karen B. Case	$850,000	$1,248,665	$2,098,665	125,000	$818,750	50,000	$1,632,500	$4,610,623
_____________
(1)
Equals the sum of total severance payments and value of unvested options and restricted shares, plus the value of continuing medical coverage and outplacement assistance estimated at $30,000 per executive.  The employment agreements for each executive officer provide that the executive may maintain COBRA medical coverage at reduced rates for up to 36 months, in the case of Messrs. Richman and Mandell or 24 months for the other executive officer and for outplacement services will be provided by the Company, at the Company’s expense.

(2)	Total number of unvested options as of December 31, 2007.
(3)
Difference between $32.65, the closing stock price on December 31, 2007, and the exercise price of each option.  All options may be exercised at any time during the three years after employment termination due to a change in control, but not beyond the original ten-year term of the option.

(4)	Total number of unvested performance or restricted shares or share units as of December 31, 2007.
(5)	Value of shares based on $32.65, the closing stock price on December 31, 2007.

Compensation Committee Interlocks and Insider Participation

Messrs. Daly, Guyette, Rabin, Silva and Ms. McKissack each serve on the Compensation Committee of the Board of Directors of the Company.  Each of these individuals has engaged in certain transactions as clients of our banks, in the ordinary course of the banks’ business, including borrowings, during the last year, all of which transactions are or were on substantially the same terms (including interest rates and collateral on loans) as those prevailing at the time for comparable transactions with unaffiliated persons.  In the opinion of management, none of these transactions involved more than the normal risk of collectability or presented any other unfavorable features.  In addition, each of Mr. Mandell and Mr. Richman participate in meetings of the Compensation Committee but are not present during deliberations affecting their own compensation.

Director Compensation

We compensate our non-employee Directors with cash and equity-based compensation.  See the table below.

During 2007, the director compensation payable to non-employee members of the Company’s Board of Directors was comprised of a cash retainer of $15,000 and options to purchase 3,000 shares of the Company’s common stock at a price of $33.73 per share granted under the Company’s Incentive Compensation Plan.  Options are granted each year in amounts determined at the discretion of the Board.  The options vest over three years.  We do not have a program, plan or practice to time stock option grants to directors in coordination with the release of material non-public information.  The Company used the Cox-Ross-Rubenstein binomial method of valuing options for directors (just as it did for stock options granted to its named executive officers) in order to derive the estimated fair value of these stock options for financial reporting purposes.  See “Compensation Discussion and Analysis—Long-Term Equity Incentives—Stock Options.”

Non-employee members of the Company’s Board of Directors are eligible to participate in the Company’s Deferred Compensation Plan.  This program allows the directors to defer receipt of cash amounts payable to them and to elect to receive deferred payment in the form of cash or deferred stock units, or DSUs, which are payable in stock when the units are distributed from the plan.

Non-employee directors also receive fees of $300 for each Board meeting attended, and $200 for each Board committee meeting attended.  Each committee Chairman receives an additional $3,000 annual retainer, except the Audit Committee Chairman, who receives $7,000.  During 2007, the Special Committee of the Board met 26 times in connection with the implementation of our Strategic Growth Plan; the members of the Special Committee, Messrs. Coleman, Guyette and Rybak, did not accept any fees with respect to such meetings.

Each of the Directors of the Company also is a director of The PrivateBank – Chicago.  Non-employee directors do not receive any additional compensation for serving on the bank’s board of directors other than fees paid for attendance at the bank’s board meetings and board committee meetings.  The amount of these meeting fees is the same as the fees paid for attendance at the Company’s Board and the Board committee meetings.  In addition, Chairman of each of the Loan Committee (Mr. Castellano) and Investment Committee (Mr. Kayman) of the board of directors of the bank receives a retainer of $3,000 annually.  Total fees payable to the Company’s non-employee directors for service in 2007 were $365,700, which includes retainers paid and fees paid for attendance at board and board committee meetings of The PrivateBank – Chicago.

The following table sets forth information regarding the fees paid and options awarded to the Company’s non-employee directors during 2007.  Messrs. Mandell, Richman, Jensen, Goldstein and Williams are employees of the Company and/or its subsidiaries and do not receive separate compensation for their service as directors.  See “Compensation Discussion and Analysis” and the accompanying tables for information relating to the compensation paid to Messrs. Mandell and Richman during 2007 and “Transactions with Related Persons” for information relating to compensation paid to Messrs. Goldstein, Jensen and Williams.

Name	Fees earned or paid in cash ($)	Option Awards(1) (2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	Total ($)
Donald L. Beal	29,600	25,773	—	55,373
William A. Castellano	27,800	25,773	—	53,573
Robert F. Coleman	37,400	25,773	—	63,173
Patrick F. Daly	28,700	25,773	126	54,599
James M. Guyette	35,800	25,773	162	61,735
Philip M. Kayman	28,800	25,773	—	54,573
Cheryl Mayberry McKissack	27,600	25,773	—	53,373
Thomas F. Meagher(4)	3,700	(4,616)	—	(916)
William J. Podl	32,100	25,773	—	57,873
Edward W. Rabin	26,900	25,773	116	52,789
Collin E. Roche	600	—	—	600
William R. Rybak	34,800	25,773	—	60,573
Alejandro Silva	28,800	25,773	125	54,698
James C. Tyree	600	—	—	600
_____________
(1)
Represents the dollar amount of expense recognized for financial statement reporting purposes with respect to 2007 attributable to stock options in accordance with SFAS 123R but with no discount for estimated forfeitures.  For a discussion regarding the method of valuation of our option awards, please see “Long-Term Equity Incentives—Stock Options” in the “Compensation Discussion and Analysis” section.  The grant date fair value of these option awards granted in 2007 was $11.66 and in 2006 was $17.87.

(2)	The following are the option awards outstanding to current Directors as of December 31, 2007:

Name	Outstanding Option Awards
Donald L. Beal	12,000
William A. Castellano	15,000
Robert F. Coleman	48,480
Patrick F. Daly	12,000
James M. Guyette	24,000
Philip M. Kayman	42,000
Cheryl Mayberry McKissack	12,000
William J. Podl	15,000
Edward W. Rabin	12,000
Collin E. Roche	—
William R. Rybak	12,000
Alejandro Silva	9,000
James C. Tyree	—

(3)	This amount represents interest earned in the Deferred Compensation plan at a rate exceeding 120% above the Applicable Federal Rate.
(4)	Mr. Meagher retired as a director in April 2007 and did not receive an annual retainer or an option award in 2007.

In connection with the anticipated reduction in the size of the Board and restructuring of certain committees of the Board discussed above, we plan to consider, in consultation with our compensation consultant and other advisors, increasing the compensation payable to our outside directors.  The Compensation Committee is currently evaluating the specifics of this proposed change and we expect that the Committee will recommend and the Board will approve a revised Board compensation structure during 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires the Company’s directors and certain executive officers and certain other beneficial owners of the Company’s common stock to periodically file notices of changes in beneficial ownership of common stock with the Securities and Exchange Commission.  To the best of the Company’s knowledge, based solely on copies of such reports received by it, the Company believes that for 2007, all required filings were timely filed by each of its directors and executive officers, except:  (1) a Form 4 filed by Mr. Beal reporting open market sales on behalf of his daughter on December 3, 2007 (which were reported on December 5, 2007); (2) a Form 4 filed by Mr. Collins reporting open market sales on December 6, 2007 (which were reported on December 11, 2007); (3) a Form 4 filed by Mr. Hague for open market purchases on behalf of his spouse on December 10, 2007 (which were reported on December 13, 2007); and (4) a Form 4 filed by Mr. Provost for open market sales on December 12, 2007 (which were reported on December 18, 2007).

TRANSACTIONS WITH RELATED PERSONS

Related Party Transaction Policy and Procedures

We or one of our subsidiaries may occasionally enter into transactions with certain “related persons.”  Related persons include our executive officers, directors, 5% or more beneficial owners of our common stock, immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest.  We refer to transactions with these related persons as “related party transactions.”  We have a policy regarding the review and approval of related party transactions.  In accordance with this policy and except for certain transactions subject to standing pre-approval under the policy, our Audit Committee must review and approve all such related party transactions.  The Audit Committee considers all relevant factors when determining whether to approve a related party transaction, including the following:

•	the size of the transaction and the amount of consideration payable to the related person;

•	the nature and extent of the related person’s interest in the transaction;

•	whether the transaction may involve a conflict of interest;

•	whether the transaction involves the provision of goods or services to us that are available from unaffiliated third parties; and

•
whether the proposed transaction is on terms and made under circumstances that are at least as favorable to us as would be available in one or more comparable transactions with or involving unaffiliated third parties.

With the exception of any loan or other extension of credit made by our banks to a related person and pre-approved by the applicable bank’s Loan Committee in accordance with applicable federal regulations and other transactions between the banks and a related person in the ordinary course of business of the banks, all of the related party transactions described below have been approved by the Audit Committee pursuant to these policies and procedures.

Related Party Transactions

Some of our executive officers and directors are, and have been during the preceding year, clients of our banks, and some of our executive officers and directors are direct or indirect owners of 10% or more of the stock of corporations which are, or have been in the past, clients of the banks.  As clients, they have had transactions with the banks, in the ordinary course of business of the banks, including borrowings, that are or were on substantially the same terms (including interest rates and collateral on loans) as those prevailing at the time for comparable transactions with nonaffiliated persons.  In the opinion of management, none of the transactions involved more than the normal risk of collectability or presented any other unfavorable features.  At December 31, 2007, we had $50.9 million in loans outstanding to certain of our directors and executive officers and their business interests.  All loans to and/or other borrowings by related parties were performing in accordance with their terms at December 31, 2007.  The Board of Directors considers the aggregate outstanding credit relationship between each director and each of the banks when determining the director’s independence.

Mr. Mandell’s daughter-in-law is employed by The PrivateBank–Chicago as a Managing Director.  In 2007, she was paid an aggregate salary and bonus of $143,000.  Mr. Goldstein’s son-in-law is employed as a Managing Director of Lodestar.  He received an aggregate salary and bonus of $237,000 in 2007.

Pursuant to a stock purchase agreement dated as of November 26, 2007, among the Company, certain investment funds affiliated with GTCR Golder Rauner, LLC (“GTCR”), certain investment funds affiliated with Mesirow Financial Holdings, Inc. (“Mesirow Financial”), and other institutional and individual accredited investors, the GTCR funds purchased shares of common and preferred stock from the Company for an aggregate purchase price of approximately $100,000,000, and the Mesirow Financial funds purchased shares of common stock for an aggregate purchase price of approximately $40,000,000.  Effective upon the closing of the transaction, Collin E. Roche, a principal of GTCR and head of its investment committee, and James C. Tyree, chairman and chief executive officer of Mesirow Financial, were appointed to the Board of Directors of the Company.  The GTCR funds and the Mesirow funds also are party to a preemptive and registration rights agreement with the Company, which grants certain preemptive rights and registration rights with respect to the shares of common and preferred stock purchased by the funds.

Under various arrangements between the Company and Mesirow, Mesirow currently provides certain insurance brokerage and wealth management advisory services to the Company and/or its affiliates and its clients.  In its capacity as the Company’s insurance broker with respect to its corporate and health and welfare insurance programs and policies, Mesirow earned commissions equal to approximately $345,000 in 2007.  The Company received fees of approximately $23,000 in 2007 from Mesirow for referring certain of its clients to Mesirow for the purchase of various insurance and insurance-related products and services.  Also, as one of the Company’s external investment managers available to its wealth management clients, the Company paid Mesirow fees of approximately $20,000 in 2007.

Directors Mandell, Richman, Goldstein, Jensen and Williams receive compensation from the Company and its subsidiaries in connection with their service as officers and employees.  Information relating to the compensation paid to Messrs. Mandell and Richman with respect to 2007 is set forth in “Compensation Discussion and Analysis” and “Executive Compensation.”  Messrs. Goldstein, Jensen and Williams were parties to employment agreements during 2007 which contained provisions relating to their compensation.

In December 2002, The PrivateBank–Chicago acquired a controlling interest in Lodestar Investment Counsel, LLC (“Lodestar”).  William Goldstein, the president of Lodestar and a director of the Company, was president and a shareholder of Lodestar before the acquisition.  Mr. Goldstein continues to hold an approximately 10% interest in Lodestar.  In connection with the transaction, Mr. Goldstein entered into an employment agreement with Lodestar.  The agreement, which has a term of five years, expired on December 30, 2007.  Mr. Goldstein receives an annual base salary of $100,000 and participates in Lodestar’s employee bonus pool, which includes at least 35% of the quarterly revenues of Lodestar, and is allocated so that Mr. Goldstein receives an annual bonus equal to at least 35% of the revenues attributable to his designated accounts.  Mr. Goldstein is entitled to participate in benefit plans and other fringe benefits available to Lodestar’s and the Company’s executives.  Mr. Goldstein’s combined salary and bonus compensation for 2007 was $694,360.  In addition, Mr. Goldstein receives annual equity awards equal to those awarded to the Company’ s non-employee directors.

Messrs. Jensen and Williams are parties to employment agreements similar to the Company’s agreement with Mr. Klaeser. See “Compensation Discussion and Analysis” for information relating to the provisions of the employment agreements.  During 2007, Messrs. Jensen and Williams received combined salary and bonus compensation of $241,000 and $235,500, respectively and received awards of 25,000 and 62,500 transformational stock option awards and 7,500 and 25,000 transformational performance share awards, respectively.  As of January 1, 2008, Messrs. Jensen’s and William’s base salaries were $225,000 and $260,000, respectively.

PROPOSAL 2:  APPROVAL OF THE PRIVATEBANCORP, INC.
2007 LONG-TERM INCENTIVE COMPENSATION PLAN

At the Annual Meeting, there will be submitted to stockholders a proposal to approve the PrivateBancorp, Inc. 2007 Long-Term Incentive Compensation Plan (the “2007 Plan”), which was approved by our board of directors on October 31, 2007 subject to stockholder approval.  The 2007 Plan is intended to replace the Company’s Incentive Compensation Plan, which as of the record date had approximately ________ shares remaining and available to be issued as new equity awards.  The 2007 Plan provides for the grant of awards of nonqualified and incentive stock options, stock appreciation rights, restricted stock and restricted stock units, equity-based performance stock and units and other cash and stock-based incentives to employees, including officers, and directors of the Company and its subsidiaries.  The total number of shares of common stock available for issuance under the 2007 Plan may not exceed 5,000,000 shares, subject to adjustment in certain circumstances.

The Board of Directors recommends that you vote FOR the approval of the 2007 Plan.

The following description of the 2007 Plan is qualified by reference to the full text of the plan document, which is attached as Annex A to this proxy statement.

Purpose

The 2007 Plan was adopted by the Board on October 31, 2007, as an integral part of the Company’s Strategic Growth Plan announced in the fourth quarter 2007, which is discussed in further detail under the section captioned “Compensation Discussion and Analysis.”  In order to recognize, reward and motivate our existing management team at the same time we were attempting to recruit and integrate the newly hired commercial bankers and other personnel, we granted transformational equity awards to our existing management team under both our existing Incentive Compensation Plan and under the 2007 Plan.  We believe this was necessary in order to effect the succession of our new CEO, retain what has been a successful group of officers and promote a one-team approach to growing our franchise.  Although our new compensation program represents substantial cost and dilution to our stockholders, we believe it is appropriate in light of the strategic opportunity we captured.  Furthermore, we have made a majority of the value of the awards we have already made under the 2007 Plan contingent on achievement of our strategic plan and long-term earnings per share and stock price growth targets, assuring alliance between the interests of our management team and our stockholders.  We believe the ability to continue to offer our current and future officers and directors equity-based compensation under the 2007 Plan is critical to our continued success in the implementation of our Strategic Growth Plan.  Because the inducement grants and the transformational equity grants represent multiple years’ awards, it is not currently anticipated that significant long-term incentive awards will be made to Mr. Richman or the other named executive officers until 2010.

As discussed above, the 2007 Plan seeks to facilitate a sense of proprietorship and personal involvement among our employees and directors in the continued growth and financial success of the Company, thereby advancing the interests of the Company and its stockholders.  We intend to use awards granted under the 2007 Plan to attract, retain and motivate employees and directors and to provide a means whereby these individuals can receive cash and equity-based incentives and acquire and maintain stock ownership, thereby providing them with an investment in the Company, giving them an incentive to continue to grow the Company, and encouraging them to continue in the service of the Company and its subsidiaries.

Administration

The 2007 Plan is administered by the Compensation Committee of the Company’s board of directors (referred to in this section as the “committee”).  This committee selects the individuals who will receive awards from among the eligible participants and, except as otherwise required by law or under the 2007 Plan, determines the form of those awards, the number of shares or dollar targets of the awards, and all terms and conditions of the awards, including vesting schedules, length of relevant performance, restriction and option periods, performance targets and thresholds, dividend rights, post-retirement and termination rights and payment alternatives such as cash, stock, contingent awards or other means of payment consistent with the purposes of the 2007 Plan.  The committee has the power to delegate to an officer of the Company the right to designate employees, including officers, to be recipients of awards and to determine the amount, terms and form of each award subject to a maximum aggregate amount of shares or cash payable under such awards as specified by the committee.  Any officer authorized by the committee with the right to determine and make awards under the 2007 Plan may not grant awards to, or take other action with respect to, individuals who are subject to Section 16 of the Securities Exchange Act of 1934 or who are “covered employees” as defined in Section
162(m) of the Internal Revenue Code.  Further, the committee may not authorize an officer to designate himself or herself as a recipient of any awards.

Eligibility

Employees, including officers, and directors of the Company and its subsidiaries are eligible to receive awards under the 2007 Plan.  As of the record date, approximately ________ employees and _____________ non-employee directors were eligible to participate in the 2007 Plan.

Maximum Stock Award Levels

The maximum number of shares of common stock available for awards under the 2007 Plan is 5,000,000.  As of the record date, there were __________ shares subject to existing awards made under the 2007 Plan since its adoption by the Board on October 31, 2007, as described above.  All awards previously made under the 2007 Plan will be settled in cash in the event the 2007 Plan is not approved by our stockholders at the annual meeting.  To the extent any shares of stock covered by an award are not delivered to a participant or beneficiary because the award expired or is forfeited or canceled, or shares of stock are not delivered because an award is settled in cash or the shares are exchanged prior to issuance, such shares will again be available for grant under the 2007 Plan.  Any shares of common stock delivered to the Company by a participant upon exercise of an option or in respect of another award in payment of all or part of the option or other award, or delivered or withheld in satisfaction of withholding taxes with respect to an award, will be additional shares available for awards under the 2007 Plan.

The following limits apply to awards under the 2007 Plan:

•	the maximum number of shares of common stock that may be issued as stock options intended to be incentive stock options is 5,000,000.

•	the maximum number of shares of common stock that may be issued as restricted stock or restricted stock units is 1,500,000.

•	the maximum number of shares of common stock that may be covered by awards granted to any one participant in a calendar year is 600,000.

•	the maximum dollar amount for a cash-based award that may be earned by any one participant in a single calendar year may not exceed $3,000,000.

The foregoing numbers of shares may be increased or decreased by the events described in the section captioned “Adjustments” below.

Award Forms

Stock Options.  Stock option awards may be either incentive stock options or non-qualified stock options.  The committee may grant incentive stock options (except to directors) that meet the criteria of Section 422 of the Internal Revenue Code, and non-qualified stock options, which are not intended to qualify as incentive stock options.  Both types of stock option awards will be exercisable for shares of the Company’s common stock.  The exercise price of stock options may not be less than the fair market value of a share of the Company’s common stock on the date of grant.  Under the 2007 Plan, fair market value is the closing price of the Company’s common stock as reported on the NASDAQ Global Select Market on the applicable valuation date or the next succeeding date if no sales were reported on the applicable valuation date.

Stock Appreciation Rights.  The committee may grant stock appreciation rights, or SARs.  The exercise price of a SAR may not be less than the fair market value of a share of common stock on the date of grant.  Generally, upon exercise, a SAR entitles a participant to receive the excess of the fair market value of a share of common stock on the date the SAR is exercised over the fair market value of a share of common stock on the date the SAR is granted.

Restricted Stock and Restricted Stock Units.  Under the 2007 Plan, the committee may grant shares of restricted stock and restricted stock units, or RSUs, which as to each RSU award represents the right to receive at a specified future date payment equal to the fair market value of the number of shares of common stock specified in such RSU award.  Restricted stock and RSUs generally will be subject to vesting, restrictions on transfer and forfeiture during an applicable restriction period as determined by the committee.  Upon the lapse or satisfaction of the applicable conditions and/or restrictions, shares covered by a restricted stock award become fully transferable.

Performance Shares and Performance Units.  The committee may grant performance shares or units under the 2007 Plan.  A performance share or performance unit award is a grant of shares or a right to receive cash, shares of common stock or a combination of cash and stock, payment or settlement of which is contingent on the achievement of performance or other objectives during a specified period as determined by the committee.

The performance criteria for an award will be measured for achievement or satisfaction during the period in which the committee permitted such participant to satisfy or achieve such performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated.  The performance criteria may be based on or adjusted for any objective goals, events, or occurrences established by the committee, provided that such criteria or standards relate to one or more of the following:

• return measures (including, but not limited to, total stockholder return, return on assets and return on equity)	• market share
• earnings	• charge-offs
• net income	• loan loss reserves
• earnings per share	• assets, deposits, loans, asset quality levels, and/or non-performing assets
• revenues	• the fair market value of our common stock or assets
• net interest income	• investments
• net interest margin	• regulatory compliance
• efficiency ratio	• satisfactory internal or external audits
• expenses	• improvement of financial ratings
• stock price
• achievement of balance sheet or income statement objectives

Performance criteria may include or exclude extraordinary charges, losses from discontinued operations, restatements and accounting changes and other unplanned special charges such as restructuring expenses, acquisitions, acquisition expenses, including expenses related to goodwill and other intangible assets, stock offerings, stock repurchases and loan loss provisions.  The performance criteria may be particular to a line of business, a subsidiary or other unit or may be based on the Company’s performance generally, and may, but need not, be based upon a change or an increase or position result.

Cash Awards and Other Stock-based Awards.  The committee may grant awards denominated in cash that may be performance-based or that may be earned under the Company’s annual bonus, multi-year bonus or other incentive or bonus plans.  The committee also may grant other types of equity-based or equity-related awards under the 2007 Plan, including unrestricted grants of common stock, in such amounts and upon such terms and conditions as the committee may determine consistent with the purposes and restrictions of the 2007 Plan.

Terms and Conditions of Awards

The 2007 Plan allows the committee to determine in its sole discretion, except as required by law or the 2007 Plan, the terms and conditions of each award, including among other things:

•	whether an award is to be granted on a stand-alone, combination or tandem basis, and whether it will be settled in cash, shares of common stock or a combination of cash and common stock;

•	the treatment, including exercisability, of each award in the event of the retirement, disability, death or other termination of a participant’s employment or service as director;

•	the rights to dividends and dividend equivalents under any award;

•	the method and timing of payment, if applicable, due from a participant under an award;

•
the extent to which the receipt of a cash payment or shares of common stock due under any award (other than a stock option or SAR) may be deferred pursuant to an applicable deferral plan, and the rules and procedures relating to any such deferral; and

•
any other terms and restrictions on any awards as the committee may deem advisable, including, without limitation, restrictions under applicable federal or state securities laws, post-vesting or exercise holding periods, or requirements to comply with restrictive covenants.

Each award under the 2007 Plan will be evidenced by an award agreement between the Company and the Participant.

Transferability

Awards granted under the 2007 Plan generally are exercisable only by the participant and may not be sold, pledged or transferred except by will or the laws of descent and distribution.  At the committee’s discretion, however, a participant may be permitted to transfer a stock option award to an immediate family member or a family trust or partnership, and the transferee(s) may exercise such award, provided that the award is not transferred for value.

Adjustments

The maximum number of shares of common stock available for awards, the limitations on the value and number of shares that may be granted annually, the number of shares covered by each outstanding award, and the price per share under each outstanding award will be proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a subdivision or consolidation of shares or other capital adjustment, stock dividends or other similar increase or decrease in shares, or other change in the capital structure of the Company.

In the event of a corporate event or transaction involving the Company (including a merger, consolidation, reorganization, recapitalization, extraordinary dividend, spin-off or similar transaction), the committee may make changes similar to those described above and may modify the terms of outstanding awards, including adjusting the number or type of security underlying outstanding awards, as it deems appropriate to preserve the intended benefits to the participants and the Company under the 2007 Plan.

Change in Control

Generally, upon a change in control of the Company (as defined in the 2007 Plan) and unless otherwise provided in the applicable award agreement, (i) all outstanding options and SARs will become immediately exercisable, (ii) the restrictions on all restricted stock will lapse, and (iii) all performance shares, units and other performance-based awards will be deemed earned for the entire applicable performance period and become payable in full, with the performance objectives applicable to such awards deemed satisfied at the maximum level of performance.

In general terms, a change in control under the 2007 Plan means any one of the following events:

•	the acquisition by any person or group of beneficial ownership of 30% or more of our outstanding voting stock, subject to certain exceptions;

•
directors who comprised our board of directors on October 31, 2007 (or successor directors approved by two-thirds of our board of directors) cease to constitute at least a majority of the board of directors of the Company;

•
our merger or consolidation or the sale of all or substantially all of our assets, unless (a) our stockholders immediately prior to the transaction collectively own more than 50% of the voting power of the surviving, resulting or transferee entity in substantially the same proportion as their ownership immediately prior to the transaction; and (b) directors who comprised our board of directors on October 31, 2007 (or successor directors approved by two-thirds of our board of directors) constitute at least a majority of the board of directors of the surviving, resulting or transferee entity;

•	our stockholders approve a complete liquidation or dissolution of the Company; or

•
the sale or transfer of the Company’s ownership in The PrivateBank–Chicago such that following the transaction, the Company does not directly or indirectly retain more than a 50% voting equity interest in The PrivateBank–Chicago, or a sale by the Company of all or substantially all of the assets of The PrivateBank–Chicago.

The definition of change in control contained in the 2007 Plan excludes acquisitions of stock that would otherwise constitute a change in control if made by us or by an employee benefit plan (or related trust) that we sponsor or maintain.

Amendment and Termination

Except for certain situations requiring stockholder approval, the board of directors of the Company may, at any time, amend, suspend or terminate the 2007 Plan; provided that no such amendment, suspension or termination may adversely affect the rights of any participant or beneficiary under any award granted under the plan prior to the date such amendment, suspension or termination is adopted in the absence of written consent to the change by the affected participant.

Federal Income Tax Consequences

The following is a brief summary of certain federal income tax consequences to participants who may receive grants of awards under the 2007 Plan.  The summary is based on current federal income tax laws and interpretations thereof, all of which are subject to change at any time, possibly with retroactive effect.  The summary is not intended to be exhaustive.

Non-Qualified Stock Options.  A participant who receives a non-qualified stock option does not recognize taxable income upon the grant of the option, and the Company is not entitled to a tax deduction.  The participant will recognize ordinary income upon the exercise of the option in an amount equal to the excess of the fair market value of the option shares on the exercise date over the option price.  Such income will be treated as compensation to the participant subject to applicable withholding requirements.  The Company generally is entitled to a tax deduction in an amount equal to the amount taxable to the participant as ordinary income in the year the income is taxable to the participant.  Any appreciation in value after the time of exercise will be taxable to the participant as capital gain and will not result in a deduction by the Company.

Incentive Stock Options.  A participant who receives an incentive stock option does not recognize taxable income upon the grant or exercise of the option, and the Company is not entitled to a tax deduction.  The difference between the option price and the fair market value of the option shares on the date of exercise, however, will be treated as a tax preference item for purposes of determining the alternative minimum tax liability, if any, of the participant in the year of exercise.  The Company will not be entitled to a deduction with respect to any item of tax preference.

A participant will recognize gain or loss upon the disposition of shares acquired from the exercise of incentive stock options.  The nature of the gain or loss depends on how long the option shares were held.  If the option shares are not disposed of pursuant to a “disqualifying disposition” (i.e., no disposition occurs within two years from the date the option was granted nor one year from the date of exercise), the participant will recognize long-term capital gain or capital loss depending on the selling price of the shares.  If option shares are sold or disposed of as part of a disqualifying disposition, the participant must recognize ordinary income in an amount equal to the lesser of the amount of gain recognized on the sale, or the difference between the fair market value of the option shares on the date of exercise and the option price.  The Company generally is entitled to a deduction in computing federal income taxes for the year of disposition in an amount equal to any amount taxable to the participant as ordinary income.  Any additional gain or loss realized will be taxable to the participant as a long-term or short-term capital gain or loss, as the case may be, depending on how long the option shares were held, and may not be deducted by the Company.

Stock Awards.  A recipient of restricted stock, performance shares or any other awards of shares of common stock generally will be subject to tax at ordinary income rates on the fair market value of the common stock at the time the shares have been delivered and are no longer subject to forfeiture.  A recipient who so elects under Section 83(b) of the Code within 30 days of the grant date will have ordinary taxable income on the date of the grant equal to the fair market value of the shares as if the shares were unrestricted or the shares were earned and could be sold immediately. If the shares subject to such election are forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes with respect to the forfeited shares. Upon sale of the restricted shares or performance shares after the forfeiture period has expired, the recipient will have a long-term or short-term capital gain or loss depending on how long from the expiration of the restriction period that he has held the shares. If the recipient timely elects to be taxed as of the date of the grant, the holding period commences on the grant date and the tax basis will be equal to the fair market value of the shares on the grant date as if the shares were unrestricted and could be sold immediately. The Company is entitled to a deduction for compensation paid to a participant in the amount of ordinary income recognized by the participant.

Restricted Stock Units and Performance Units.  A recipient of units will generally be subject to tax at ordinary income rates on the fair market value of any shares of common stock issued or cash paid pursuant to such an award, and the Company will generally be entitled to a deduction equal to the amount of the ordinary income realized by the recipient, at the time of receipt.  The capital gain or loss holding period for any common stock distributed under an award will begin when the recipient recognizes ordinary income in respect of that distribution.

Cash Incentive Awards.  A participant will recognize ordinary income upon receipt of cash pursuant to a cash award and the Company will generally be entitled to a deduction equal to the amount of the ordinary income realized by the recipient.

Other Incentive Awards.  The federal income tax consequences of other incentive awards will depend on how the awards are structured. Generally, the Company will be entitled to a deduction with respect to other incentive awards only to the extent that the recipient realizes compensation income in connection with such awards.

Initial Grants of Awards Under the 2007 Plan

Since the 2007 Plan’s approval by our board of directors, certain of our named executive officers have received awards under the 2007 Plan as set forth in the table below.  These awards will be settled solely in cash in the event the 2007 Plan is not approved by our stockholders at the annual meeting.  Each of Messrs. Richman, Hague and Lubin and Ms. Case received equity awards under our inducement equity plan upon the commencement of the employment with the Company in accordance with agreements made in connection with the recruitment of each of these executives. The inducement award was a combination of time-vested stock options, performance-vested stock options and performance shares. See “Compensation Discussion and Analysis.”

2007 Plan

Name and Position	Award Type	Aggregate Dollar Value($)	Number of Units/Shares(#)
Larry D. Richman	—	—	—

Ralph B. Mandell	Stock Appreciation Rights	1,895,721	140,114
	Restricted Stock Units	2,466,899	91,893

Dennis L. Klaeser	Stock Appreciation Rights	870,313	62,500
	Restricted Stock Units	519,913	25,000

Karen B. Case	—	—	—

Bruce R. Hague	—	—	—

Bruce S. Lubin	—	—	—

Executive group	Stock Appreciation Rights	3,916,406	281,250
	Restricted Stock Units	2,339,606	112,500

Non-executive director group	Stock Appreciation Rights	—	—
	Restricted Stock Units	—	—

Non-executive officer employee group	Stock Appreciation Rights	5,418,838	390,000
	Restricted Stock Units	2,628,158	126,375

Equity Compensation Plan Information

The following table provides information, as of December 31, 2007, regarding each of the Company’s equity compensation plans pursuant to which the Company’s equity securities are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,459,678	$27.11	50,254
Equity compensation plans not approved by security holders (1)	1,791,000	26.87	2,565,400
Total	3,250,678	$26.98	2,615,654
_____________
(1)           Includes the 2007 Plan and the Strategic Long-Term Incentive Plan, our inducement equity plan.

PROPOSAL NO. 3.  APPROVAL OF AN AMENDMENT TO THE COMPANY’S AMENDED
AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE
THE AUTHORIZED SHARES OF COMMON STOCK

At the Annual Meeting, there will be submitted to stockholders a proposal to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of shares of common stock that the Company is authorized to issue by 50,000,000 shares, from 39,000,000 to 89,000,000.  The Board of Directors unanimously approved the amendment on February 28, 2008, subject to stockholder approval.

As approved by the Board, subject to stockholder approval at the Annual Meeting, the first paragraph of Article Fourth of the Company’s Amended and Restated Certificate of Incorporation would be amended to read as follows:

“The total number of shares of stock which the Corporation shall have authority to issue is ninety million (90,000,000) divided into two classes as follows:  one million (1,000,000) of which shall be Preferred Stock, without par value, and eighty-nine million (89,000,000) of which shall be Common Stock, without par value.”

The Board of Directors recommends stockholders vote “FOR” approval of the amendment to the Amended and Restated Certificate of Incorporation.

Purpose of the Amendment.  The Amended and Restated Certificate of Incorporation currently authorizes the issuance of up to 39,000,000 shares of common stock and 1,000,000 shares of preferred stock.  As of the record date, the Company had:

(1)	__________ shares of common stock outstanding;

(2)	__________ shares of common stock reserved for issuance under presently outstanding equity-based awards to current or former directors, officers and employees;

(3)	____ shares of common stock reserved for future grants or issuances of equity-based awards under our compensation and benefit plans;

(4)	approximately 4.4 million shares of common stock reserved for the issuance, if any, to holders of our 3-5/8% Contingent Convertible Senior Notes due 2027; and

(5)	___________ shares of common stock reserved for issuance to the holders of our outstanding Series A Junior Nonvoting Preferred Stock in the event such holders convert their shares into common stock.

Accordingly, only _________ shares of common stock remain authorized, unissued and unreserved and available for other corporate purposes.  Much of the increase in the number of shares of common stock outstanding and reserved for issuance occurred in the past year primarily as the result of recent financing activities and growth initiatives, including:

•
the Company’s March 2007 issuance of $115,000,000 convertible notes, which required the reservation of shares of common stock in the event the Company is required to issue shares of common stock upon conversion of some or all of the outstanding notes pursuant to the terms of the notes;

•
equity-based inducement and incentive awards under the Company’s Strategic Long-Term Incentive Compensation Plan adopted in connection with the implementation of our Strategic Growth Plan, which included the hiring of 73 new commercial bankers and other employees in the fourth quarter of 2007, including our new CEO and President, Mr. Richman; and

•
the Company’s $200 million private placement of common and preferred stock in December 2007 to certain institutional and other strategic investors, including certain entities affiliated with GTCR and Mesirow Financial.

The proposed amendment would increase the unissued and unreserved common stock available for issuance as of the record date from ___________ to ___________ shares.

Reasons for the Amendment.  A key component of the Company’s Strategic Growth Plan is to grow the Company’s client base and increase its middle market commercial banking opportunities.  In addition, the Company’s growth strategy continues to include growth through the expansion of existing locations and the establishment of new locations in desirable markets, as well as continuing to develop and expand other lending and related financial services businesses.  Achieving growth in this manner requires the ability to attract, retain and motivate valuable employees through the use of equity-based incentives and awards.  The Company also has issued common and preferred stock in the past to raise capital necessary to support the growth of the Company, and it may continue to seek to do so in the future as opportunities and needs arise.  In addition, the Board of Directors believes it is important to have the flexibility to use common stock or a combination of cash and stock as consideration in potential acquisitions and other strategic corporate transactions, to the extent such opportunities arise.  As such, the Board of Directors unanimously approved the proposed increase in the number of authorized shares because it would provide a sufficient, but not an excessive, number of shares available for future issuance in connection with these and other potential business purposes and opportunities.

Our experience has shown that strategic opportunities can arise and develop rapidly, which requires us to be in a position to respond quickly.  Approving an increase in the number of authorized shares at this time would avoid the delay and additional expense of obtaining stockholder approval to increase our authorized stock when corporate, growth, capital raising or other strategic opportunities develop (unless stockholder approval is otherwise required for a particular issuance by law or the rules of NASDAQ) or in the case our Board of Directors determines to authorize a stock split.

Effect of the Amendment.  If approved, the additional shares of authorized, unissued and unreserved common stock could be issued from time to time for any proper purpose without further action of the stockholders, except as required by the Amended and Restated Certificate of Incorporation, applicable law or the listing requirements of NASDAQ.

The ability of the Board of Directors to issue additional shares of common stock without additional stockholder approval may be deemed to have an anti-takeover effect.  The amendment, however, is not being proposed in order to prevent a change in control, and is not in response to any present attempt known to the Board to acquire control of the Board of Directors, to obtain representation on the Board of Directors or to take significant action that would affect control of the Company.  Although the Company has no such plans, the Company could use the additional shares of common stock to oppose a hostile takeover attempt or to delay or prevent changes of control or changes in or removal of management of the Company.  For example, if the amendment is approved, the Board of Directors could strategically issue shares in private placements that could frustrate takeovers or other transactions that do not favor the current Board of Directors and management, even if those transactions are at substantial market premiums and are favored by stockholders of the Company.

Any issuance of additional shares also could have the effect of diluting the earnings per share and book value per share of the outstanding shares of the Company’s common stock as well as stock ownership and voting rights of stockholders, including persons seeking to obtain control of the Company.  The Board of Directors does not, however, intend to issue any additional shares of common or preferred stock except on terms that it deems to be in the best interests of the Company and its stockholders.

Each share of common stock authorized for issuance has the same rights and is identical in all respects with each other share of common stock.  Newly authorized shares of common stock will not affect the rights, such as voting and liquidation rights, of the shares of common stock currently outstanding.  Under Delaware law and the Company’s Amended and Restated Certificate of Incorporation, holders of common stock do not have preemptive rights to purchase subsequently issued shares of common stock.

PROPOSAL 4:  RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Under its charter, the Audit Committee is solely responsible for reviewing the qualifications of the Company’s independent public accountants, and selecting the independent public accountants for the current fiscal year.  However, at the Annual Meeting, stockholders will be asked to vote on the ratification of the appointment of Ernst & Young for fiscal 2008.  The Company’s independent public accountants for the fiscal year ended December 31, 2007 were Ernst & Young LLP.  The Company’s Audit Committee has selected Ernst & Young as the Company’s independent public accountants for the fiscal year ending December 31, 2008, subject to the Committee’s review and approval of the proposed engagement terms and 2008 audit plan.

Stockholder ratification of the selection of Ernst & Young as the Company’s independent registered public accounting firm is not required.  However, the Board of Directors is submitting the selection of Ernst & Young as the Company’s independent registered public accounting firm to the stockholders for ratification to learn the opinion of stockholders on this selection. If the stockholders fail to ratify Ernst & Young as the Company’s independent registered public accounting firm, the Audit Committee will reassess its appointment.  Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of the Company and its stockholders.

Management has invited representatives of Ernst & Young to be present at the annual meeting, and expects that they will attend.  If present, these representatives will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

Unless marked to the contrary, the shares represented by the enclosed proxy card will be voted “FOR” ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the year ending December 31, 2008.

Principal Accounting Firm Fees

The following table sets forth the aggregate fees billed to the Company for professional services provided by Ernst & Young for the fiscal years ended December 31, 2006 and 2007, respectively:

	2006	2007
Audit Fees	$476,105	$855,725
Audit Related Fees	98,495	163,225
Tax Fees	532,075	203,975
All Other Fees	2,500	2,500
Total	$1,109,175	$1,225,425

Pre-approval Procedures

The full Audit Committee considers any proposed engagement of the independent public accountants to render audit or permissible non-audit services for pre-approval.  The Audit Committee has not adopted pre-approval policies and procedures delegating this responsibility to particular committee members, although it may in the future.

Audit related fees for 2007 include fees and expenses for services rendered in connection with the annual audit and interim period financial statement reviews.

Tax fees for 2007 include fees related to tax compliance services, assistance with routine Internal Revenue Service audits and tax planning services.

All of the services provided by the independent public accountants in 2006 and 2007 were pre-approved by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG FOR FISCAL 2008.

AUDIT COMMITTEE REPORT

The following Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, (the “Acts”) except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee of the Company’s Board of Directors is currently comprised of five outside directors, all of whom are “independent” within the meaning of the NASDAQ rules and satisfy the heightened independence standards under the SEC rules.  The Committee operates under a written charter adopted by it.  The Board appoints the Audit Committee and its chairman, with the Committee to consist of no fewer than three directors.  The Board has designated Mr. Rybak as the “audit committee financial expert.”  The Committee assists the Board, through review and recommendation, in its oversight responsibility related to the quality and integrity of the Company’s financial information and reporting functions, the adequacy and effectiveness of the Company’s system of internal accounting and financial controls, and the independent audit process.

The responsibility for the quality and integrity of the Company’s financial statements and the completeness and accuracy of its internal controls and financial reporting process rests with the Company’s management.  The Company’s independent public accountants for 2007, Ernst & Young, are responsible for performing an audit and expressing an opinion as to whether the Company’s financial statements are fairly presented, in all material respects, in conformity with generally accepted accounting principles.

The Audit Committee reviewed and discussed with management and Ernst & Young the audited financial statements of the Company for the year ended December 31, 2007.  The Audit Committee also reviewed and discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (“Communication with Audit Committees”), as currently in effect.

Ernst & Young also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), as currently in effect.  The disclosures described the relationships and fee arrangements between the firm and the Company.  Consistent with Independence Standards Board Standard No. 1 and the SEC’s auditor independence rules, the Audit Committee considered at a meeting held on February 26, 2008, whether these relationships and arrangements are compatible with maintaining Ernst & Young’s independence, and has discussed with representatives of Ernst & Young that firm’s independence from the Company.

Based on the above-mentioned reviews and discussions with management and Ernst & Young, the Audit Committee, exercising its business judgment and based on the roles and responsibilities described in its charter, recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC.

This report is submitted on behalf of the current members of the Audit Committee:

Robert F. Coleman (Chair)
Donald L. Beal
James M. Guyette
William J. Podl
William R. Rybak

STOCKHOLDER PROPOSALS

To be considered for inclusion in the Company’s proxy and form of proxy relating to the 2009 Annual Meeting of Stockholders, a stockholder’s proposal must be received prior to December [3], 2008, by the Corporate Secretary of the Company at the Company’s executive offices at 70 West Madison,

Suite 900, Chicago, Illinois 60602.  Any such proposal will be subject to Rule 14a-8 under the Securities Exchange Act of 1934.

HOUSEHOLDING

The SEC’s proxy rules permit companies and intermediaries to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement to those stockholders.  This method of delivery, often referred to as “householding,” reduces the amount of duplicate information that stockholders receive and lowers printing and mailing costs for companies.  We are not householding materials for our stockholders in connection with the Annual Meeting; however, we have been informed that certain intermediaries will household our proxy materials.

If a broker or other nominee holds your shares, this means that:

•
Only one annual report and proxy statement will be delivered to multiple stockholders sharing an address unless you notify Broadridge at (888) 603-5847 or Householding Department, 51 Mercedes Way, Edgewood, NY 11717, to inform them of your request.  Be sure to include your name, the name of your brokerage firm and your account number.

•
You can contact us by calling (312) 683-7100 or by writing to PrivateBancorp, Inc., 70 West Madison, Suite 900, Chicago, IL 60602, Attention:  Investor Relations, to request a separate copy of the annual report and proxy statement for the Annual Meeting and for future meetings or you can contact your broker to make the same request.

•	You can request delivery of a single copy of annual reports or proxy statements from your broker if you share the same address as another stockholder.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 22, 2008

Our proxy statement and 2007 annual report to stockholders on Form 10-K are available at: www.edocumentview.com/PVTB.

If you have any questions or need assistance in submitting your proxy, voting your shares or need additional copies of this proxy statement or the enclosed proxy card, you should contact our proxy solicitation agent, Georgeson Inc., at:

Georgeson Inc.
199 Water Street
26th Floor
New York, NY  10038

Banks and brokerage firms, please call collect (212) 440-9800.  All other stockholders, please call toll-free (866) 729-6814.

NOTICE OF BUSINESS TO BE CONDUCTED AT AN
ANNUAL MEETING OF STOCKHOLDERS

Pursuant to the Company’s Amended and Restated By-laws, the only business that may be conducted at an annual meeting of stockholders is business brought by or at the direction of the Board of

Directors and proper matters submitted in advance by a stockholder.  The Amended and Restated By-laws of the Company set forth the advance notice procedures for a stockholder to properly bring business before an annual meeting.  To be timely, a stockholder must give the required information to the Corporate Secretary of the Company not less than 120 days prior to the annual meeting date.  If the 2009 annual meeting is held on May 21, 2009, the date currently contemplated for the meeting, the deadline for advance notice by a stockholder would be January 21, 2008.  In the event the Company publicly announces or discloses that the date of the 2009 Annual Meeting of Stockholders is to be held on any other date, notice by the stockholder will be timely if received not later than 120 days prior to the meeting date; provided, however, that in the event that less than 130 days notice or prior public disclosure of the meeting date is given or made, notice by the stockholder will be timely if received by the close of business on the tenth (10th) day following the date on which the Company’s notice to stockholders of the annual meeting date was mailed or such public disclosure was made.

The advance notice by a stockholder must include the name and address of the stockholder proposing the business, a brief description of the proposed business, the number of shares of stock of the Company that the stockholder beneficially owns, and any material interest of the stockholder in such business.  In the case of nomination to the Board of Directors, certain information regarding the nominee must be provided.  These requirements apply to any matter that a stockholder wishes to raise at an annual meeting, including any matters raised outside of the procedures of Rule 14a-8 under the Securities Exchange Act.  Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement or the proxy relating to an annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING

The Board of Directors knows of no other matter which will be presented for consideration at the meeting other than as stated in the Notice of Annual Meeting of Stockholders.  If, however, other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Whether or not you intend to be present at the meeting, you are urged to return your proxy card promptly.  If you are a record holder and are present at the meeting and wish to vote your shares in person, your proxy may be revoked by voting at the meeting.  However, if you are a stockholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote personally at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS Christopher J. Zinski General Counsel and Corporate Secretary

Annex A

PRIVATEBANCORP, INC.

2007 LONG-TERM INCENTIVE COMPENSATION PLAN

(Effective October 31, 2007)

1.
Purpose.  The purpose of the PrivateBancorp, Inc. 2007 Long-Term Incentive Compensation Plan is to benefit the Corporation and its Subsidiaries by enabling the Corporation to offer certain present and future officers, employees and directors of the Corporation and its Subsidiaries stock and cash-based incentives and other equity interests in the Corporation,  thereby providing them a stake in the growth of the Corporation and encourage them to continue in the service of the Corporation and its Subsidiaries.

2.	Definitions.

(a)
“Award” includes, without limitation, Stock Options (including Incentive Stock Options), Stock Appreciation Rights, Performance Share or Unit awards, Dividend or Equivalent Rights, Stock Awards, Restricted Share or Unit awards, Cash Awards or other awards (“Other Incentive Awards”) that are valued in whole or in part by reference to, or are otherwise based on, the Corporation’s Common Stock or other factors, all on a stand alone, combination or tandem basis, as described in or granted under this Plan.

(b)	“Award Agreement” means a writing provided by the Corporation to each Participant setting forth the terms and conditions of each Award made under this Plan.

(c)	“Board” means the Board of Directors of the Corporation.

(d)	“Cash Award” has the meaning specified in Section 6(i).

(e)	“Change of Control” shall be deemed to have occurred upon the happening of any of the following events:

(i)           Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), other than (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its subsidiaries, or (B) a corporation owned directly or indirectly by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Corporation representing 30% or more of the total voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), provided, however, that the following shall not constitute a change in control:  (1) such person becomes a beneficial owner of 30% or more of the Voting Stock as the result of an acquisition of such Voting Stock directly from the Corporation, or (2) such person becomes a beneficial owner of 30% or more of the Voting Stock as a result of the decrease in the number of outstanding shares of Voting Stock caused by the repurchase of shares by the Corporation; provided, further, that in the event a person described in clause (1) or (2) shall thereafter increase (other than in circumstances described in clause (1) or (2)) beneficial ownership of stock representing more than 1% of the Voting Stock, such person shall be deemed to become a beneficial owner of 30% or more of the Voting Stock for purposes of this paragraph (i), provided such person continues to beneficially own 30% or more of the Voting Stock after such subsequent increase in beneficial ownership, or

(ii)           Individuals who, as of the Effective Date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director, whose election or nomination for election by the Corporation’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose, any individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Corporation (as such terms are used in Rule 14a-11 promulgated under the Exchange Act); or

(iii)           Consummation of a reorganization, merger or consolidation or the sale or other disposition of all or substantially all of the assets of the Corporation (a “Business Combination”), in each case, unless (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the total voting power represented by the voting securities entitled to vote generally in the election of directors of the corporation resulting from the Business Combination (including, without limitation, a corporation which as a result of the Business Combination owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to the Business Combination of the Voting Stock of the Corporation, and (2) at least a majority of the members of the board of directors of the corporation resulting from the Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or action of the Incumbent Board, providing for such Business Combination; or

(iv)           Approval by the stockholders of the Corporation of a plan of complete liquidation or dissolution of the Corporation; or

(v)           (I) a sale or other transfer of the voting securities of The PrivateBank and Trust Company (the “Bank”), whether by stock, merger, joint venture, consolidation or otherwise, such that following said transaction the Corporation does not directly, or indirectly through majority owned subsidiaries, retain more than 50% of the total voting power of the Bank represented by the voting securities of the Bank entitled to vote generally in the election of the

Bank’s directors; or (II) a sale of all or substantially all of the assets of the Bank other than to the Corporation or any subsidiary of the Corporation.

(f)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(g)	“Committee” means the Compensation Committee of the Board or such other committee of the Board as may be designated by the Board from time to time to administer this Plan.

(h)	“Common Stock” means the Common Stock, no par value, of the Corporation.

(i)	“Corporation” means PrivateBancorp, Inc., a Delaware corporation.

(j)	“Director” means a director of the Corporation or a Subsidiary.

(k)	“Dividend or Equivalent Rights” has the meaning specified in Section 6(f).

(l)	“Effective Date” has the meaning specified in Section 14.

(m)	“Employee” means an employee of the Corporation or a Subsidiary.

(n)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o)
“Fair Market Value” means the closing price for the Common Stock as reported by the NASDAQ Global Select Market on the relevant valuation date or, if there were no sales on the valuation date, on the next succeeding date on which such selling prices were recorded; provided, however, that the Committee may modify the definition of Fair Market Value with respect to any particular Award.

(p)	“Incentive Stock Option” has the meaning specified in Section 6(b).

(q)	“Other Incentive Award” has the meaning specified in Section 2(a).

(r)	“Participant” means an Employee or Director who has been granted an Award under the Plan.

(s)	“Performance Criteria” has the meaning in Section 7.

(t)	“Performance Share” has the meaning specified in Section 6(d).

(u)	“Performance Unit” has the meaning specified in Section 6(e).

(v)	“Plan” means this PrivateBancorp, Inc. 2007 Long-Term Incentive Compensation Plan.

(w)	“Plan Year” means a twelve-month period beginning with January 1 of each year.

(x)	“Previously-Acquired Shares” means shares of Common Stock acquired by the Participant or any beneficiary of Participant other than pursuant to an Award under this Plan.

(y)
“Restriction Period” means a period of time beginning as of the date upon which an Award subject to restrictions or forfeiture provisions is made pursuant to this Plan and ending as of the date upon which the Common Stock subject to such Award is no longer restricted or subject to forfeiture provisions.

(z)	“Restricted Share” has the meaning specified in Section 6(d).

(aa)	“Restricted Unit” has the meaning specified in Section 6(e).

(bb)	“Stock Appreciation Right” has the meaning specified in Section 6(c).

(cc)	“Stock Award” has the meaning specified in Section 6(g).

(dd)	“Stock Option” has the meaning specified in Section 6(a).

(ee)
“Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Corporation has or obtains, directly or indirectly, a proprietary interest of at least 50% by reason of stock ownership or otherwise.

3.	Eligibility. Any Employee or Director selected by the Committee is eligible to receive an Award.

4.	Plan Administration.

(a)
Except as otherwise determined by the Board, the Plan shall be administered by the Committee.  The Committee shall make determinations with respect to the participation of Employees and Directors in the Plan and, except as otherwise required by law or this Plan, the terms of Awards, including vesting schedules, price, length of relevant performance, Restriction Period, option period, dividend rights, post-retirement and termination rights, payment alternatives such as cash, stock, contingent awards or other means of payment consistent with the purposes of this Plan, and such other terms and conditions as the Committee deems appropriate.

(b)
The Committee, by majority action thereof (whether taken during a meeting or by written consent), shall have authority to interpret and construe the provisions of the Plan and the Award Agreements, to decide all questions of fact arising in its application and to make all other determinations pursuant to any Plan provision or Award Agreement which shall be final and binding on all persons.  To the extent deemed necessary or advisable for purposes of Section 16 of the Exchange Act or Section 162(m) of the Code, a member or members of the Committee may recuse himself or themselves from any action, in which case action taken by the majority of the remaining members shall constitute action by the Committee.  No member of the Committee shall be liable for any action or determination made in good faith, and the members of the Committee shall be entitled to indemnification and reimbursement in the manner provided in the Corporation’s Certificate of Incorporation, By-Laws, by agreement or otherwise as may be amended from time to time.

(c)
To the extent permitted under the Delaware law, the Committee may, by a resolution adopted by the Committee, authorize one or more officers of the Corporation to do one or more of the following:  (i) designate officers and employees of the Corporation or any of its Subsidiaries to be recipients of an Award under this Plan, (ii) determine the amount, terms, conditions, and form of any such Awards and (iii) take such other actions which the Committee is authorized to take under this Plan; provided, however, that the resolution so authorizing such officer or officers shall specify the total number of shares of Common Stock or cash payable under such Awards which such officer or officers may so award; provided, further, however, that the Committee may not delegate to any person the authority to grant Awards to, or take other action with respect to, Participants who at the time of such Awards or action are subject to Section 16 of the Exchange Act or are “covered employees” as defined in Section 162(m) of the Code.  Further, the Committee may not authorize an officer to designate himself or herself as a recipient of any such Awards.  To the extent deemed necessary or advisable for purposes of Section 16 of the Exchange Act or otherwise, the Board may act as the Committee hereunder.

5.	Stock Subject to the Provisions of the Plan.

(a)
The stock subject to the provisions of this Plan may be shares of authorized but unissued Common Stock, treasury shares held by the Corporation or any Subsidiary, or shares acquired by the Corporation through open market purchases or otherwise.  Subject to adjustment in accordance with the provisions of Section 11, the total number of shares of Common Stock which may be issued under the Plan or with respect to which Awards may be granted shall not exceed 5,000,000 shares.  To the extent that shares of Common Stock subject to an outstanding Award are not issued by reason of the forfeiture, termination, surrender, cancellation or expiration while unexercised of such award, by reason of the tendering or withholding of shares by either actual delivery or by attestation to pay all or a portion of the purchase price or to satisfy all or a portion of the tax withholding obligations relating to an award, by reason of being settled in cash in lieu of Common Stock or settled in a manner such that some or all of the shares covered by the Award are not issued to a Participant, or being exchanged for a grant under this Plan that does not involve Common Stock, then such shares shall immediately again be available for issuance under this Plan.

(b)	The Committee may from time to time adopt and observe such procedures concerning the counting of shares against the Plan maximum as it may deem appropriate.

(c)
Shares of Common Stock issued in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction entered into by the Corporation or any of its Subsidiaries shall not reduce the number of shares of Common Stock available under this Plan.

(d)	Shares of Common Stock issued in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction entered into by the Corporation or any of its Subsidiaries shall not reduce the number of shares of Common Stock available under this Plan.

(e)	To the extent provided by the Committee, any Award may be settled in cash rather than Common Stock.

(f)	Subject to Section 11, the following limitations shall apply to Awards under the Plan:

(i)	The maximum number of shares of Common Stock that may be issued under this Plan as Stock Options intended to be Incentive Stock Options shall be 5,000,000 shares; and

(ii)
The maximum number of shares of Common Stock that may be covered by Awards granted under this Plan to any single Participant shall be 600,000 in any one Plan Year. If an Award is granted in tandem with a Stock Appreciation Right, such that the exercise of the Award right or Stock Appreciation Right with respect to a share of Common Stock cancels the tandem Stock Appreciation Right or Award right, respectively, with respect to such share, the tandem Award right and Stock Appreciation Right with respect to each share of Common Stock shall be counted as covering but one share of Common Stock for purposes of applying the limitations of this paragraph (e).

(iii)	The maximum number of shares of Common Stock that may be issued under this Plan as Restricted Shares or Restricted Share Units shall be 1,500,000.

(iv)
The maximum dollar amount for a Cash Award that may be earned under the Plan with respect to any Plan Year shall be $3 million.  Any amount earned with respect to a Cash Award with respect to which performance is measured over a period greater than one Plan Year shall be deemed to be earned ratably over the number of full and partial Plan Years in the period.

6.	Awards under this Plan. As the Board or Committee may determine, the following types of Awards may be granted under this Plan on a stand-alone, combination or tandem basis:

(a)
Stock Option.  A right to buy a specified number of shares of Common Stock at a fixed exercise price during a specified time, all as the Committee may determine; provided that the exercise price of any Stock Option shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant of such Award.

(b)
Incentive Stock Options.  Subject to ratification of the Plan by the stockholders prior to the first anniversary of the Effective Date, an Award in the form of a Stock Option intended to qualify as an incentive stock option under Section 422 of the Code and which shall comply with the requirements of Section 422 of the Code or any successor Section of the Code as it may be amended from time to time.

(c)
Stock Appreciation Right.  A right to receive the excess of the Fair Market Value of a share of Common Stock on the date the Stock Appreciation Right is exercised over the Fair Market Value of a share of Common Stock on the date the Stock Appreciation Right was granted.

(d)
Restricted and Performance Share.  A transfer of Common Stock to a Participant, subject to such restrictions on transfer or other incidents of ownership, and/or in the case of Performance Shares subject to performance standards established pursuant to Section 7 below, for such periods of time as the Committee may determine.

(e)
Restricted and Performance Share Unit.  A fixed or variable share or dollar denominated unit subject to such conditions of vesting, and time of payment, and/or in the case of Performance Share Units, performance standards established pursuant to Section 7 below, as the Committee may determine, which are valued at the Committee’s discretion in whole or in part by reference to, or otherwise based on, the Fair Market Value of Common Stock and which may be paid in Common Stock, cash or a combination of both.

(f)	Dividend or Equivalent Right. A right to receive dividends or their equivalent in value in Common Stock, cash or in a combination of both with respect to any new or previously existing Award.

(g)	Stock Award. An unrestricted transfer of ownership of Common Stock.

(h)
Awards under Deferred Compensation or Similar Plans.  The right to receive Common Stock or a fixed or variable share denominated unit granted under this Plan or any deferred compensation or similar plan established from time to time by the Corporation.

(i)
Cash Award.  An award denominated in cash that may be earned pursuant to the achievement of Performance Criteria set forth in Section 7 during a performance cycle period equal to one Plan Year or such other period of time as determined by the Committee or that may be earned under the Corporation’s annual bonus, multi-year bonus or other incentive or bonus plans.

(j)
Other Incentive Awards.  Other Incentive Awards which are related to or serve a similar function to those Awards set forth in this Section 6, including, but not limited to, Other Incentive Awards related to the establishment or acquisition by the Corporation or any Subsidiary of a new or start-up business or facility.

7.
Performance-Based Awards.  The Committee may from time to time, establish Performance Criteria with respect to an Award.  The Performance Criteria or standards for an Award shall be determined by the Committee in writing, shall be measured for achievement or satisfaction during the period in which the Committee permitted such Participant to satisfy or achieve such Performance Criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated and may be based on or adjusted for any other objective goals, events, or occurrences established by the Committee, provided that such criteria or standards relate to one or more of the following:  return measures (including, but not limited to total shareholder return, return on assets and return on equity), earnings, net income, earnings per share, revenues, net interest income, net interest margin, efficiency ratios, expenses, stock price, market share, charge-offs, loan loss reserves, assets, deposits, loans, asset quality levels, non-performing assets, the Fair Market Value of the Common Stock or assets, investments, regulatory compliance, satisfactory internal or external audits, improvement of financial ratings, or achievement of balance sheet or income statement objectives.  Performance Criteria may include or exclude (provided such inclusion or exclusion, as the case may be, is in writing) extraordinary charges, losses from discontinued operations, restatements and accounting changes and other unplanned special charges such as restructuring expenses, acquisitions, acquisition expenses, including expenses related to goodwill and other intangible assets, stock offerings, stock repurchases and loan loss provisions.  Such Performance Criteria may be particular to a line of business, Subsidiary or other unit or may be based on the performance of the Corporation generally, and may, but need not, be based upon a change or an increase or position result.

8.
Award Agreements.  Each Award under the Plan shall be evidenced by an Award Agreement.  Delivery of an Award Agreement to each Participant shall constitute an agreement, subject to Section 9 hereof, between the Corporation and the Participant as to the terms and conditions of the Award.  An Award Agreement, and any required signatures thereon or authorization or acceptance thereof, may be in electronic format.

9.	Other Terms and Conditions.

(a)
No Assignment; Limited Transferability of Stock Options.  Except as provided below, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, except by will or by the laws of descent and distribution.  Notwithstanding the foregoing, the Committee may, in its discretion, authorize all or a portion of the Stock Options granted to a Participant to be on terms, that permit transfer by such Participant to:

(i)	the spouse, children or grandchildren of the Participant (“Immediate Family Members”);

(ii)	a trust or trusts for the exclusive benefit of the Participant or such Immediate Family Members (or both); or

(iii)	a partnership in which the Participant or such Immediate Family Members (or both) are the only partners, provided that:

(A)	there may be no consideration for any such transfer;

(B)	the Award Agreement pursuant to which such Stock Options are granted expressly provides for transferability in a manner consistent with this Section 9(a); and

(C)	subsequent transfers of transferred Stock Options shall be prohibited except those in accordance with this Section 9(a).

Following transfer, any such Stock Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of this Section 9(a) hereof the term “Participant” shall be deemed to refer to the transferee.  The provisions of the Stock Option relating to the period of exercisability and expiration of the Stock Option shall continue to be applied with respect to the original Participant, and the Stock Options shall be exercisable or received by the transferee only to the extent, and for the periods, set forth in said Stock Option.

(b)
Beneficiary Designation.  Each Participant under the Plan may name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his death before he receives any or all of such benefit.  Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and shall be effective only when filed by the Participant in writing with the Committee during his lifetime.  In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to his estate.

(c)
Termination of Employment.  The disposition of the grant of each Award in the event of the retirement, disability, death or other termination of a Participant’s employment shall be as determined by the Committee and set forth in the Award Agreement.

(d)
Rights as a Stockholder.  A Participant shall have no rights as a stockholder with respect to shares covered by an Award until the date the Participant or his nominee, guardian or legal representative is the holder of record; provided, however, that Participants holding Restricted Shares may exercise full voting rights with respect to those shares during the Restriction Period.

(e)
Dividends and Dividend Equivalents.  Rights to dividends and Dividend Equivalents may be extended to and made a part of any Award, subject to such terms, conditions and restrictions as the Committee may establish.  The Committee may also establish rules and procedures for the crediting of Dividend Equivalents for Awards.

(f)
Payments by Participants.  The Committee may determine that Awards for which a payment is due from a Participant may be payable:  (i) in cash by personal check, bank draft or money order payable to the order of the Corporation, by money transfers or direct account debits; (ii) through the delivery or deemed delivery based on attestation to the ownership of previously acquired shares of Common Stock with a Fair Market Value equal to the total payment due from the Participant; (iii) through a simultaneous exercise of the Participant’s Award and sale of the shares thereby acquired pursuant to a brokerage arrangement approved in advance by the Committee to assure its conformity with the terms and conditions of the Plan; (iv) by a combination of the methods described in (i), (ii) and (iii) above; or (v) by such other methods as the Committee may deem appropriate.

(g)
Withholding.  Except as otherwise provided by the Committee in the Award Agreement or otherwise (i) the deduction of withholding and any other taxes required by law shall be made from all amounts paid in cash, and (ii) in the case of the exercise of Stock Options or payments of Awards in shares of Common Stock, the Participant shall be required to pay the amount of any taxes required to be withheld in cash prior to receipt of such stock, or alternatively, the Corporation may require or permit the Participant to elect to have withheld a number of shares the Fair Market Value of which equals the minimum statutory withholding tax required be withheld from the shares to be received upon such exercise or payment or deliver such number of Previously-Acquired Shares of Common Stock.

(h)
Deferral.  To the extent provided by the Committee in the Award Agreement or otherwise, the receipt of payment of cash or delivery of shares of Common Stock that would otherwise be due under any Award other than a Stock Option or Stock Appreciation Right may be deferred pursuant to an applicable deferral plan established by the Corporation or a Subsidiary.  The Committee shall establish rules and procedures relating to any such deferrals and the payment of any tax withholding with respect thereto.

(i)
Other Restrictions.  The Committee shall impose such other restrictions on any Awards granted pursuant to the Plan as it may deem advisable, including, without limitation, restrictions under applicable Federal or state securities laws, post-vesting or exercise holding periods, or requirements to comply with restrictive covenants, and may legend the certificates issued in connection with an Award to give appropriate notice of any such restrictions. To the extent that the Plan provides for issuance of certificates to reflect the transfer of shares of Common Stock, the transfer of such Shares may be affected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

(j)
Code Section 409A.  Anything under the Plan to the contrary notwithstanding, to the extent applicable, it is intended that the Plan shall comply with the provisions of Section 409A of the Code and the Plan and all applicable Awards be construed and applied in a manner consistent with this intent.  In furtherance thereof, any amount constituting a “deferral of compensation” under Treasury Regulation Section 1.409A-1(b) that is payable to a Participant upon a separation from service of the Participant (within the meaning of Treasury Regulation Section 1.409A-1(h)) (other than due to the Participant’s death), occurring while the Participant shall be a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)) of the Corporation or applicable Subsidiary, shall not be paid until the earlier of (x) the date that is six months following such separation from service or (y) the date of the Participant’s death following such separation from service.

10.
Amendments, Modification and Termination.  The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part, subject to any requirement of shareholder approval imposed by applicable law, rule or regulation.  No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

11.
Adjustment.  The aggregate number of shares of Common Stock as to which Awards may be granted to Participants, the number of shares of Common Stock set forth in the limitation in Section 5(e), the number of shares of Common Stock covered by each outstanding Award, and the price per share of Common Stock in each such Award, shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend or other increase or decrease in such shares, effected without receipt of consideration by the Corporation, or other change in corporate or capital structure; provided, however, that any fractional shares resulting from any such adjustment shall be eliminated.  The Committee may also make the foregoing changes and any other changes, including changes in the classes of securities available, to the extent it is deemed necessary or desirable to preserve the intended benefits of the Plan for the Corporation and the Participants in the event of any other reorganization, recapitalization, merger, consolidation, spin-off, extraordinary dividend or other distribution or similar transaction.

12.
Rights as Employees or Directors.  No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of or as a Director of or as a consultant to the Corporation or a Subsidiary.  Further, the Corporation and each Subsidiary expressly reserve the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein or in any Award Agreement issued hereunder.

13.
Change of Control.  Notwithstanding anything contained in this Plan to the contrary, and except as provided by the Committee in the applicable Award Agreement, in the event of a Change of Control, the following shall occur with respect to any and all Awards outstanding as of such Change of Control:

(a)	Any and all Stock Options and Stock Appreciation Rights granted hereunder shall become immediately exercisable and shall remain exercisable throughout their entire term;

(b)	Any restrictions imposed on Restricted Shares shall lapse; and

(c)
The maximum payout opportunities attainable under all outstanding Awards of Performance Units, Performance Shares and Other Incentive Awards shall be deemed to have been fully earned for the entire performance period(s) as of the effective date of the Change of Control.  The vesting of all such awards shall be accelerated as of the effective date of the Change of Control, and in full settlement of such Awards, there shall be paid out in cash, or in the sole discretion of the Committee, shares of Common Stock with a Fair Market Value equal to the amount of such cash, to Participants within thirty (30) days following the effective date of the Change of Control the maximum of payout opportunities associated with such outstanding Awards.

14.
Governing Law.  To the extent that federal laws do not otherwise control, the Plan and all Award Agreements hereunder shall be construed in accordance with and governed by the law of the State of Delaware, provided, however, that in the event the Corporation’s state of incorporation shall be changed, then the law of the new state of incorporation shall govern.

15.
Effective Date and Term.  The effective date of the Plan is October 31, 2007 (the “Effective Date”), the date the Plan was adopted by the Board, subject to ratification by the stockholders of the Corporation at the 2008 Annual Meeting of Stockholders or any other annual or special meeting of stockholders.  Any amount which becomes payable under an Award in shares of Common Stock prior to such approval shall be settled in cash.  The Plan shall remain in effect until terminated by the Board; provided, however, that no Incentive Stock Options shall be granted under this Plan on or after the tenth anniversary of the Effective Date.

	000004	000000000.000000 ext 000000000.000000 ext 000000000.000000 ext	000000000.000000 ext 000000000.000000 ext 000000000.000000 ext
MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 22, 2008.

Vote by Internet
		•	Log on to the Internet and go to www.envisionreports.com/PVTB
		•	Follow the steps outlined on the secured website.
Vote by telephone
		•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	•	Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card	123456	C0123456789	12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A.	Proposals – The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3, and 4.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold

	01 – William A. Castellano*	☐	☐	02 – Patrick F. Daly*	☐	☐	03 – Cheryl Mayberry McKissack*	☐	☐

	04 – Ralph B. Mandell*	☐	☐	05 – Edward W. Rabin, Jr.*	☐	☐	06 – Larry D. Richman*	☐	☐

* Each to be elected as Class I Directors and to hold office for a three-year term

		For	Against	Abstain			For	Against	Abstain
2.	Proposal to approve the PrivateBancorp, Inc. 2007 Long-Term Incentive Compensation Plan.	☐	☐	☐	3.	Proposal to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 39 million to 89 million.	☐	☐	☐

4.	Proposal to ratify the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2008.	☐	☐	☐	5.	Such other business as may properly come before the meeting, including whether or not to adjourn the meeting.

B.	Non-Voting Items

Change of Address – Please print new address below.

C.	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

Please sign exactly as name(s) appears hereon.  Joint owners should each sign.  When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below		Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/	/

C 1234567890	J N T	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
6 3 A V	0 1 6 8 2 7 1

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy – PrivateBancorp, Inc.

ANNUAL MEETING OF STOCKHOLDERS, MAY 22, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby (i) appoints Christopher J. Zinski and Dennis L. Klaeser as proxy holder and attorney, with full power of substitution, to appear and vote all of the shares of Common Stock of PrivateBancorp, Inc. that the undersigned shall be entitled to vote at the Annual Meeting of Stockholders of PrivateBancorp, Inc., to be held at The Standard Club, 320 South Plymouth Court, Chicago, Illinois, on Thursday, May 22, 2008, at 3:00 p.m. local time, and at any adjournments thereof, hereby revoking any and all proxies heretofore given and (ii) authorizes and directs said proxy holders to vote all of the shares of Common Stock of PrivateBancorp, Inc. represented by this proxy as follows, with the understanding that if no directions are given below with respect to any or all of the proposals, said shares will be voted “For” each of the proposals presented for which no such direction is given.
Please Vote, Sign, Date And Return The Proxy Card Promptly Using The Enclosed Envelope.

(Continued and to be signed on reverse side.)